UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _)

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Filed by a Party other than the Registrant ☐

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☐    Soliciting Material under § 240.14a-12

The Timken Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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John M. Timken, Jr. Chairman – Board of Directors The Timken Company 4500 Mt. Pleasant Street NW North Canton, OH 44720

March 14, 2024

Dear Fellow Timken Shareholder:

Your Board of Directors is pleased to invite you to the 2024 Annual Meeting of Shareholders of The Timken Company to be held on Friday, May 3, 2024, at 10:00 a.m. Eastern Time. We will conduct this year’s meeting in an online-only format, with attendance via the internet.

This year, you are being asked to act upon five matters. Four of these matters (Proposals No. 1, 2, 3 and 4) have been unanimously recommended by your Board of Directors, while one of these matters (Proposal No. 5) is a shareholder proposal that is not supported by your Board of Directors. Details of these matters, along with the recommendations of your Board of Directors, are contained in the accompanying Notice of 2024 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I want to thank you for your continuous support of our business over the years and I look forward to strong participation and a similar vote of support at the 2024 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.
Chairman – Board of Directors

Engineered Bearings   I   Mechanical Power Transmission Products   I   Industrial Services

Our global team is united by our values which guide our approach to critical work.

ETHICS & INTEGRITY
Timken is built on ethics and integrity. We believe trust and transparency are key to creating strong relationships and shared value.

QUALITY
Our products have stood for quality for more than 120 years. We are focused on increasing reliability and efficiency through innovative solutions.

EXCELLENCE
Our high standards set us apart. Winning in a rapidly changing world requires a constant drive to perform and advance for all stakeholders.

TEAMWORK
Our global teams are collaborative problem solvers in a culture that recognizes and rewards new ideas and contributions.

THE TIMKEN COMPANY

North Canton, Ohio

_____________________

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

__________________________________________

The 2024 Annual Meeting of Shareholders of The Timken Company will be held on Friday, May 3, 2024, at 10:00 a.m. Eastern Time, in an online-only format, with attendance via the internet at the following web address: www.cesonlineservices.com/tkr24_vm. You will not be able to attend this meeting in person.

The meeting is being held for the following purposes:

1.	Election of 10 Directors to serve for a term of one year;
2.	Approval, on an advisory basis, of our named executive officer compensation;
3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2024;
4.	Approval of the amendment and restatement of The Timken Company 2019 Equity and Incentive Compensation Plan;
5.	Consideration of a shareholder proposal requesting that The Timken Company adopt independently-verified short- and medium-term science-based greenhouse gas emissions reduction targets, inclusive of emissions from its full value chain, in order to achieve net-zero emissions by 2050 in line with the Paris Agreement’s goal of limiting global temperature rise to 1.5 degrees Celsius; and
6.	Consideration of such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 20, 2024 are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE ONLINE-ONLY 2024 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2024 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

To attend the online-only meeting, you will need to pre-register by 10:00 a.m. Eastern Time on May 2, 2024. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tkr24_vm. Please have your Proxy Card or Notice of the Meeting, containing your 11-digit control number available and follow the instructions to complete your registration request.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record)

Beneficial shareholders who wish to attend the virtual meeting may pre-register by visiting the website www.cesonlineservices.com/tkr24_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering for the meeting, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting and submitting questions. Shareholders may review the rules of conduct for the virtual meeting or vote during the virtual Annual Meeting by following the instructions available on the meeting website.

Thank you for your continued support of The Timken Company.

Hansal N. Patel
Vice President, General Counsel & Secretary

March 14, 2024

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be held on May 3, 2024: This Proxy Statement and our 2023 Annual Report to Shareholders are available on the Investors section of our website https://investors.timken.com/.

Notice of 2024 Annual Meeting of Shareholders and Proxy Statement
Chairman’s Letter
Notice of Annual Meeting

1	Proxy Summary
12	Proxy Statement
12	Proposal No. 1: Election of Directors
13	Nominees
18	Independence Determinations
18	Related Party Transactions Approval Policy
19	Board and Committee Meetings
19	Board Leadership Structure
20	Director Compensation
22	Board Committees
22	Audit Committee
22	Compensation Committee
24	Nominating and Corporate Governance Committee
25	Corporate Governance and Social Responsibility Highlights
29	Shareholder Engagement in 2023
29	Risk Oversight
29	Shareholder Communications
30	Beneficial Ownership of Common Shares
33	Proposal No. 2: Approval, on an Advisory Basis, of Our Named Executive Officer Compensation
34	Compensation Discussion and Analysis
59	Executive Compensation
73	CEO Pay Ratio
74	Pay Versus Performance
78	Proposal No. 3: Ratification of Appointment of Independent Auditor
79	Auditor
79	Audit Committee Report
80	Proposal No. 4: Approval of the Amendment and Restatement of The Timken Company 2019 Equity and Incentive Compensation Plan
92	Proposal No. 5: Shareholder Proposal – Adopt Ambitious Emissions Reduction Targets
97	Other Information
97	Participation at the Annual Meeting
97	Proxy Solicitation
98	How Proxies Will be Voted
98	Voting at the Meeting
98	Submission of Shareholder Proposals
99	General
A-1	Appendix A
B-1	Appendix B

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2024 Annual Meeting of Shareholders

Date and Time:	Friday, May 3, 2024, at 10:00 a.m. Eastern Time

Location:	Online-only format, with attendance via the internet at the following web address: www.cesonlineservices.com/tkr24_vm

Record Date:	February 20, 2024

Mail Date:	The approximate date our Proxy Statement and proxy card will be first sent or given to our shareholders is March 15, 2024.

Voting Matters and Board Voting Recommendations

Board Recommends	Proposal	See Page
For	1. Election of 10 Directors to serve for a term of one year.	12
For	2. Approval, on an advisory basis, of our named executive officer compensation.	33
For	3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2024.	78
For	4. Approval of the amendment and restatement of The Timken Company 2019 Equity and Incentive Compensation Plan.	80
Against	5. A shareholder proposal requesting that The Timken Company adopt independently-verified short- and medium-term science-based greenhouse gas emissions reduction targets, inclusive of emissions from its full value chain, in order to achieve net-zero emissions by 2050 in line with the Paris Agreement’s goal of limiting global temperature rise to 1.5 degrees Celsius.	92

Director Nominees

See Proposal No. 1 on page 12 of the Proxy Statement for more details on the 10 nominees for Director. The following information describes relevant information about each nominee as of March 1, 2024.

				Committee Memberships
Name and Title	Age	Director since	Independent	Audit	Compensation	Nominating & Corporate Governance	Other Public Boards
Maria A. Crowe Retired President of Manufacturing Operations, Eli Lilly and Company	64	2014	✓	✓		✓ Chair	_
Elizabeth A. Harrell Retired Major General, U.S. Air Force	70	2017	✓		✓	✓	_
Richard G. Kyle President and Chief Executive Officer, The Timken Company	58	2013					1
Sarah C. Lauber Executive Vice President, CFO and Secretary, Douglas Dynamics, Inc.	52	2021	✓	✓	✓		_
Christopher L. Mapes Executive Chairman of the Board, Lincoln Electric Holdings, Inc.	62	2014	✓	✓		✓	3
James F. Palmer Retired Corporate Vice President and Chief Financial Officer, Northrop Grumman Corporation	74	2015	✓	✓ Chair	✓		_
Ajita G. Rajendra Retired Executive Chairman, President and CEO A. O. Smith Corporation	72	2014	✓	✓	✓ Chair		2
Frank C. Sullivan Chairman and Chief Executive Officer, RPM International Inc.	63	2003	✓		✓	✓	1
John M. Timken, Jr. Chairman, Board of Directors, The Timken Company	72	1986	✓ Independent Chairman				_
Ward J. Timken, Jr. Chief Executive Officer, McKinley Strategies, LLC	56	2002	✓				_
Average Age / Median Tenure	64	10 years

Board Nominee Composition Overview

Gender and Ethnic Diversity	Independence

Leadership	Refreshment

2/3	Over Half
of Committee Chairs are ethnically or gender diverse	of our Board refreshed within the last decade

Representative Skills and Attributes of the Board

Corporate Governance Highlights

The Timken Company is committed to strong corporate governance as evidenced by the following practices. See page 25 of the Proxy Statement for more details.

Board Independence	✓ 9 of 10 Director nominees are independent ✓ Independent Chair of the Board
Director Elections

✓   Commitment to Board refreshment and diversity – 6 new Directors (representing over half of our Board) added in the past decade

✓   2 of 3 of the committee chairs are ethnically or gender diverse

✓   All committee members are independent

✓   Declassified Board with annual Board elections

✓   Directors are elected by a majority of votes cast, and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices

✓   Stock ownership requirements for nonemployee Directors (5x cash retainer)

✓   At each Board meeting, the independent Directors have the opportunity to conduct executive sessions

✓   Annual Board, committee and Director evaluations

✓   Over-boarding policy limits the number of public company boards a Director can serve on

Shareholder Rights	✓ Shareholder proxy access with 3/3/20/20 parameters ✓ Special meetings may be called by shareholders holding 25% of the Company’s common shares ✓ No “supermajority” voting requirements
Other Best Practices

✓   Annual advisory vote to approve our named executive officer compensation with consistently strong shareholder support over the past five years

✓   4 of 10 Director nominees are ethnically or gender diverse

✓   Code of Conduct for Directors, officers and employees

✓   Strong focus on shareholder engagement – over 500 interactions with investors in 2023

✓   Audit Committee or Board receives reports on cyber security threats and trends at least annually and receives regular updates on our information security program

✓   Nominating and Corporate Governance Committee provides oversight for Corporate Social Responsibility (“CSR”) program

Executive Leadership Diversity

Corporate Social Responsibility

At Timken, we view our CSR program as an interconnected system of actions to improve the lives of individuals and communities, benefit the planet and strengthen our business. We align our global programs with our engineering expertise to build a world that is more efficient and more resilient. In consideration of our efforts, we were named one of America’s Most Responsible Companies by Newsweek and Statista for the third straight time.

Throughout 2023, we continued to pursue greater sustainability across our product portfolio through product design, lifetime performance improvements, and use of recyclable content. We also furthered our emissions reduction initiatives.

For more information regarding our corporate social responsibility program, please see page 25 of the Proxy Statement or our most recent corporate social responsibility report available on our website at https://www.timken.com/corporate-social-responsibility/.

Other recent awards include:

•	Forbes: America’s Best Large Employers (2023);
•	Fortune: America’s Most Innovative Companies (2023); and
•	The Ethisphere Institute: World’s Most Ethical Companies® (2023 and awarded 12 times total).

2023 Performance Highlights

In 2023, Timken continued to demonstrate its ability to achieve strong results in a highly dynamic operating environment by delivering a third consecutive year of record performance. The Company grew revenue approximately 6% from 2022 to a record $4.8 billion while posting net income of $394 million.

We achieved strong earnings per diluted share (“EPS”) of $5.47 and record adjusted EPS of $7.051, approximately flat and up approximately 9%, respectively, from the then record levels achieved in 2022. Net cash from operations of $545 million and free cash flow of $3571 million in 2023 were both up significantly compared to 2022. We also delivered an adjusted return on invested capital (“ROIC”) of 13.8%1 in 2023, well above our weighted average cost of capital.

We achieved these results and scaled our position as a diversified industrial leader by continuing to execute our profitable growth strategy of delivering strong performance and returns through the industrial cycle. Our proven strategy focuses on (1) driving organic growth and market share gains in our core business by leading in product technology, innovation and customer service, (2) advancing operational excellence initiatives across the enterprise to enhance performance and expand margins, and (3) deploying capital to drive attractive returns for our investors.

We have continued to create meaningful shareholder value by delivering total shareholder returns (“TSR”) of 2.9%, 18.8%, and 9.8% over the past three-, five-, and ten-year periods, respectively. Our TSR for the five-year period outpaced the median of our 2023 compensation peer group, the S&P 500 Industrials and the S&P 400 Industrials, while our TSR for the three-year period lagged. Our ten-year TSR also exceeded the median of our 2023 compensation peer group and was just slightly below the S&P 500 Industrials and the S&P 400 Industrials over this timeframe. The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the Global Industry Classification Standard (“GICS”) industrials sector, while the S&P 400 Industrials comprises those companies included in the S&P MidCap 400 that are classified as members of the GICS industrials sector.

In 2023, we deployed more than $1.1 billion of total capital to strengthen our company and create value for our shareholders. We allocated $188 million, or about 3.9% of our sales, to capital expenditures focused on growth and operational improvement initiatives. We paid out our 406th consecutive quarterly dividend, continuing one of the longest continuous dividend streaks on the New York Stock Exchange (“NYSE”), and increased our quarterly dividend to $0.33 per share in the second quarter, making 2023 the tenth consecutive year of annual dividend growth. We repurchased approximately 3.2 million shares, or over 4% of our outstanding shares. And finally, we strengthened our engineered bearings and industrial motion product portfolios by allocating approximately $639 million toward six strategic acquisitions, including American Roller Bearing Company (“ARB”), Leonardo Top S.à r.l. (“Nadella Group”), D-C Filtration Holdings Corp. (“Des-Case”), Rosa Sistemi S.p.A. (“Rosa Sistemi”), Innovative Mechanical Solutions, LLC, and substantially all the assets of Innovative Mechanical Solutions Inc. (together, “iMECH”), and Lagersmit Holding B.V. (“Lagersmit”).

See page 35 of the Proxy Statement for more details on the Company’s 2023 performance and the six acquisitions we completed during the year.

1 See Appendix A for reconciliations of adjusted EPS, free cash flow, and adjusted ROIC to their most directly comparable GAAP financial measures. Free cash flow is defined as net cash from operations minus capital expenditures. Adjusted ROIC is defined as adjusted net operating profit after taxes (“ANOPAT”), excluding tax-effected acquisition intangible amortization, divided by average invested capital. The performance metrics discussed above are used for external reporting purposes and may not correlate exactly to their corresponding compensation metrics due to slight differences in methodology (see pages 49 to 53 for more details on how the compensation metrics are calculated).

Return to Shareholders

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel Corporation (“TimkenSteel”) common shares distributed in the spinoff of TimkenSteel from the Company, which was completed on June 30, 2014 (the “Spinoff”). TimkenSteel was renamed Metallus Inc. in 2024.

**See page 44 of the Proxy Statement for the companies that are included in the compensation peer group for 2023. The Peer Median excludes Altra Industrial Motion Corp. since it is no longer a standalone public company after being acquired by Regal Rexnord Corp. during 2023.

***The S&P 500 Industrials and S&P 400 Industrials comprise those companies that are classified as members of the GICS industrials sector included in the S&P 500 index and S&P MidCap 400 index, respectively.

2023 Executive Compensation Practices

We design our executive compensation program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. See page 35 of the Proxy Statement for more details.

Objectives	Philosophy

Our executive compensation program is designed to:

•   Align the interests of our executives and shareholders

•   Reward sustained, strong business results

•   Incentivize profitable growth and capital deployment discipline

•   Attract, retain, and motivate the best talent

Our executive compensation philosophy is built on the following principles:

•   Recognizing that people are our most important resource

•   Rewarding results linked to both short- and long-term performance (pay-for-performance)

•   Positioning our pay to be competitive in the marketplace

•   Focusing on increasing shareholder value

What We Do	What We Do Not Do
We utilize stock ownership requirements for executives (7x base salary for CEO and 2x-3x for the other named executive officers)	We do not re-price outstanding stock options and have eliminated options from our award mix
We have a standalone clawback policy that provides for recovery of excess compensation as required by the Securities and Exchange Commission (“SEC”) and NYSE while also incorporating additional clawback and forfeiture provisions	We do not provide excise tax gross-ups on perquisites or under named executive officer severance agreements
We use shareholder-approved plans to provide short-term and long-term incentives	We do not allow hedging or pledging of our shares
We use different metrics for short-term and long-term incentive plans that are designed to align pay with performance, including relative TSR for long-term incentive compensation	We do not have employment agreements for our named executive officers
We provide very limited perquisites	We do not have single-trigger vesting
We have a minimum one-year vesting period on all equity grants (in addition to any other criteria for vesting)	We stopped providing pension benefits to newly appointed executive officers several years ago*

*Excludes statutorily mandated pension benefits provided in certain jurisdictions outside the United States.

Pay-for-Performance

Our executive compensation program is designed to link pay and performance. We have received a strong level of shareholder support for our named executive officer compensation program through our annual “say-on-pay” vote over the last several years (as depicted below). A significant portion of the compensation of our named executive officers is equity based, which we believe aligns our executives’ interests with the interests of our shareholders.

The Company’s executive compensation program is designed to link compensation with key financial and operational goals of the Company, some of which are short-term, while others take several years or more to achieve. The Company uses a balance of short-term and long-term incentives, as well as cash and non-cash compensation, to meet these objectives

Our incentive compensation program payouts for performance periods ending in 2023 reflect strong performance in a highly dynamic operating environment:

•	There was a 129.8% payout under the annual cash incentive plan, which reflected above-target results for 2023, due primarily to positive price/cost performance and solid operational execution which drove higher adjusted EBITDA and adjusted EBITDA margin despite the impact of lower production volumes, and improved working capital performance which drove higher free cash flow; and
•	There was a 145.9% payout for 2021-2023 performance-based restricted stock units, which reflected very strong performance during the cycle. We set new records for adjusted EPS in 2021, 2022, and 2023, and achieved strong average adjusted ROIC performance over the period.

See pages 49 to 53 of the Proxy Statement for more details on the 2023 annual cash incentive plan and the 2021-2023 performance-based restricted stock units.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “Timken,” “we,” or “us”), in connection with the 2024 Annual Meeting of Shareholders to be held on Friday, May 3, 2024, at 10:00 a.m. Eastern Time in an online-only format, with attendance via the internet, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The approximate date this Proxy Statement and proxy card will be first sent or given to our shareholders is March 15, 2024.

Instructions for attending the online-only meeting are available in the accompanying Notice of 2024 Annual Meeting of Shareholders and under the section titled “Participation at the Annual Meeting” on page 97.

The Board of Directors is not aware of matters other than those specified in the foregoing Notice that will be brought before the meeting for action. However, if any such matters should be properly brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We currently have 11 Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2025 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

John A. Luke, Jr., a Director of the Company since 1999, is retiring from the Board effective as of the 2024 Annual Meeting of Shareholders. In connection with Mr. Luke’s retirement, at its meeting on February 8, 2024, the Board approved a resolution decreasing the size of the Board from 11 to 10 Directors effective as of the 2024 Annual Meeting of Shareholders. We thank Mr. Luke for his significant contributions to the Company during his service on the Board.

At its meeting on February 8, 2024, the Board also approved a resolution, based on the recommendation of the Nominating and Corporate Governance Committee, nominating the 10 individuals set forth below to be elected Directors at the 2024 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2025 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). Each of the nominees previously was elected as a Director by our shareholders and each has consented to serve as a Director if elected.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. Unless otherwise indicated on any proxy card, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES.

Nominees

The following information, obtained in part from the respective nominee and in part from our records, describes the background and select experience of each nominee as of March 1, 2024:

Maria A. Crowe Age: 64 Director since 2014 Committees: ● Audit ● Nominating and Corporate Governance (Chair)

Business Experience

Ms. Crowe served as President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, from 2012 until her retirement in December 2017. Ms. Crowe joined Eli Lilly and Company in 1982 and served in multiple leadership roles of increasing responsibility.

Qualifications

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Elizabeth A. Harrell Age: 70 Director since 2017 Committees: ● Compensation ● Nominating and Corporate Governance

Business Experience

Ms. Harrell retired as a Major General in October 2006, serving more than 30 years with the U.S. Air Force. After her retirement from the U.S. Air Force, Ms. Harrell was a consultant with The Spectrum Group until 2009 and a consultant to Northrop Grumman Corporation until 2012.

Qualifications

Ms. Harrell’s extensive knowledge of aerospace technology, global supply chain management and government relations align with the Company’s growth priorities and are valuable to her service as a member of the Board.

Richard G. Kyle Age: 58 Director since 2013

Business Experience

Mr. Kyle was appointed President and Chief Executive Officer of The Timken Company in 2014. Mr. Kyle joined the Company in 2006 and has served in multiple leadership roles of increasing responsibility during his tenure with the Company.

Since 2015, Mr. Kyle has served as a director of Sonoco Products Company, a global provider of consumer packaging, industrial products, protective solutions, and display and packaging services, and is a member of its Audit and Governance and Nominating Committees and Chair of its Executive Compensation Committee.

Qualifications

Mr. Kyle has significant experience with global manufacturing organizations and has demonstrated the ability to lead change and growth. In addition to his role as Chief Executive Officer of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective, provide valued skills to the Board.

Sarah C. Lauber Age: 52 Director since 2021 Committees: ● Audit ● Compensation

Business Experience

Ms. Lauber is Executive Vice President, CFO and Secretary of Douglas Dynamics, Inc., a premier manufacturer and upfitter of work truck attachments and equipment, a position she has held since March 2023 after serving as Chief Financial Officer & Secretary beginning in 2017. Prior to joining Douglas Dynamics, Inc., she served as the Senior Vice President and Chief Financial Officer of Jason Industries Inc., a diversified industrial company, from 2015 to 2017. Ms. Lauber has over 25 years of professional experience in various finance and strategic functions and began her career as an accountant at KPMG.

Qualifications

Ms. Lauber’s expertise leading the finance and accounting function of multiple publicly traded manufacturing companies and her experience with financial planning and acquisition integration makes her well-suited to serve on our Board.

Christopher L. Mapes Age: 62 Director since 2014 Committees: ● Audit ● Nominating and Corporate Governance

Business Experience

Mr. Mapes is Executive Chairman of the Board of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held the position of Chairman since December 2013 and was President and Chief Executive Officer from December 2012 until December 2023. Mr. Mapes has been a director of Lincoln Electric Holdings, Inc. since 2010; a director of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, since 2023 where he serves on the Audit Committee; and a director of Nordson Corporation, a manufacturer of precision dispensing, fluid management and related technologies, since 2024 where he also serves on the Audit Committee.

Qualifications

As a seasoned executive with extensive experience leading global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations.

James F. Palmer Age: 74 Director since 2015 Committees: ● Audit (Chair) ● Compensation

Business Experience

Mr. Palmer served as the Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems and technical services, from March 2007 until February 2015 and as a Corporate Vice President of Northrop Grumman until his retirement in July 2015.

Qualifications

Mr. Palmer’s broad executive background in the aerospace and defense industry, his service as the chief financial officer of multiple large publicly traded companies, and his extensive experience with business acquisitions, debt financings and other complex transactions make him well qualified to serve as a member of the Board.

Ajita G. Rajendra Age: 72 Director since 2014 Committees: ● Audit ● Compensation (Chair)

Business Experience

Mr. Rajendra served as Executive Chairman of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, from September 2018 until his retirement on May 1, 2020. He had held the position of Chairman since 2014 and was President and Chief Executive Officer from 2013 until 2018.

Mr. Rajendra has been a director of A. O. Smith Corporation since 2011 and has been a director of Donaldson Company, Inc., a vertically integrated filtration company, since 2010, where he is Chair of the Human Resources Committee.

Qualifications

Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly traded companies, provides valuable skills to the Board.

Frank C. Sullivan Age: 63 Director since 2003 Committees: ● Compensation ● Nominating and Corporate Governance

Business Experience

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc. (“RPM”), a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held the position of Chief Financial Officer since 1993. Mr. Sullivan has been a director of RPM since 1995 and is chair of RPM’s Executive Committee.

Qualifications

As a chief executive officer and director of a multinational company, Mr. Sullivan brings invaluable executive experience and financial expertise on a wide array of issues, including strategic planning and the evaluation and execution of acquisition opportunities.

John M. Timken, Jr. Age: 72 Director since 1986 Independent Chairman of the Board

Business Experience

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He also has owned a cable television business and established one of the largest commercial mushroom farms in North America.

Qualifications

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with critical input in evaluating and making capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

Ward J. Timken, Jr. Age: 56 Director since 2002

Business Experience

Mr. Timken co-founded McKinley Strategies, LLC, a political consulting firm, and has served as its Chief Executive Officer since January 2020. Prior to that, Mr. Timken served as Chairman, Chief Executive Officer and President of TimkenSteel (renamed Metallus Inc. in 2024), a leader in customized alloy steel products and services, from 2014 to 2019. Mr. Timken previously served as Executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Qualifications

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with our businesses, along with his understanding of the global industry dynamics across the Company’s markets, enable Mr. Timken to provide valuable input to the Board.

Independence Determinations

The Board of Directors has adopted the NYSE independence standards for determining the independence of our Directors. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director. These standards include, but are not limited to:

•	if the Director is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, or a director of, any organization to which Timken made, or from which Timken received, immaterial payments for property or services in the current or any of the past three fiscal years;
•	if the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Timken’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or
•	if the Director serves on the board of directors of another company at which another Timken Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix B to the Board of Directors General Policies and Procedures, which is available on the Corporate Governance Section of our website at https://investors.timken.com/corporate-governance/documents/.

9 of 10 Director nominees are independent

The Board has determined that the following Director nominees meet these independence standards:  Maria A. Crowe, Elizabeth A. Harrell, Sarah C. Lauber, Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Frank C. Sullivan, John M. Timken, Jr., and Ward J. Timken, Jr.  With respect to John M. Timken, Jr. and Ward J. Timken, Jr., the Board determined that their family relationships do not impair their independence.  John A. Luke, Jr., who will serve as a Director of the Company until the 2024 Annual Meeting of Shareholders, and Jacqueline F. Woods, who served as a Director of the Company until the 2023 Annual Meeting of Shareholders, also have been determined to meet the Board’s independence standards.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest involving our Directors or executive officers, such as significant transactions with related parties, be reported to our Vice President, General Counsel & Secretary. Our Directors and executive officers also are subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere, or appear to interfere, with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest identifies the following situations as examples that may constitute a prohibited conflict of interest:

•	competing against the Company;
•	holding a significant financial interest in a company doing business with or competing with the Company;
•	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;
•	using for personal gain any business opportunities that are identified through a person’s position with the Company;
•	using the Company’s property, information or position for personal gain;

•	using the Company’s property other than in connection with our business;
•	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
•	doing business on the Company’s behalf with a relative or another company employing or owned by a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee, the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review, determine whether or not a conflict of interest exists and, if appropriate after considering such factors as it deems appropriate under the circumstances, grant a waiver or specify any mitigation actions to address the potential conflict. Waivers involving our Directors or executive officers will be promptly disclosed to shareholders in a manner consistent with applicable laws or regulations and in accordance with our applicable policies. Additionally, the Nominating and Corporate Governance Committee would review and approve or ratify any transaction required to be publicly reported to shareholders pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with such review to occur regardless of whether the materiality threshold of that provision is met.

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders and, in 2023, all members attended the meeting. At each regularly scheduled meeting of the Board of Directors, the independent Directors have the opportunity to meet separately in executive session. See below for a summary of the meetings of the Board and its committees held in 2023.

Board Leadership Structure

The Board is led by independent Chairman John M. Timken, Jr., who was first elected to this position on May 13, 2014.

The Chairman oversees the planning of the annual Board calendar and, with the Chief Executive Officer (“CEO”) and in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meeting of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chair and CEO. Since 2014, the Chair of the Board has been independent. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

Director Compensation

Directors who are not Timken employees receive an annual retainer fee, annual committee fees (as applicable) and an annual equity award. The independent Chairman and each committee chairperson receive additional retainer fees. Richard G. Kyle, our President and CEO, does not receive any additional compensation for his service as a Director.

Cash Compensation

Each nonemployee Director who served in 2023 was paid an annual retainer fee of $90,000 as base compensation for services as a Director. In addition to base compensation, John M. Timken, Jr. received an annual fee of $125,000 for his service as the independent Chairman. The following additional annual fees were paid for serving on a committee of the Board in 2023:

Committee	Chairperson Fee	Member Fee
Audit	$35,000	$15,000
Compensation	$22,500	$7,500
Nominating & Corporate Governance	$19,500	$7,500

Equity Compensation

Each nonemployee Director serving at the time of our 2023 Annual Meeting of Shareholders on May 5, 2023 received a grant of 1,845 restricted stock units (representing a targeted value of approximately $140,000) that vest after one year under The Timken Company 2019 Equity and Incentive Compensation Plan (the “Equity and Incentive Compensation Plan”). Cumulative dividend equivalents are paid in cash upon vesting.

Holding Requirement

The Compensation Committee of the Board of Directors has adopted stock ownership requirements for nonemployee Directors equal to five times the annual cash retainer of $90,000, or the equivalent of $450,000 worth of common shares. Directors must meet this requirement within five years of becoming a Director of the Company. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director and full-value equity awards held by the Director, including restricted stock units still subject to vesting conditions. As of December 31, 2023, all our Directors had met their stock ownership requirements.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of their cash fees or their annual equity award until a specified point in the future in accordance with the provisions of the Director Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Director Deferred Compensation Plan”). The cash amounts deferred can be invested in a cash fund or a hypothetical Timken common share fund. The cash fund provides for interest to be earned quarterly at a rate equal to the prime rate plus 1%. If cash fees are invested in the Timken common share fund, Directors may elect to receive cash in an amount equal to any dividend equivalents or reinvest such amounts in the Timken common share fund. Equity award deferrals are maintained in a separate account, which is credited with the number of shares that would otherwise have been issued or transferred and delivered to the Director. Such accounts are credited from time to time with amounts equal to dividends or other distributions paid on the number of shares reflected in such accounts.

2023 Director Compensation Table

The following table provides the compensation and benefits applicable to our nonemployee Directors for 2023:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Maria A. Crowe	$124,500	$140,257	$2,864	$267,621
Elizabeth A. Harrell	$105,000	$140,257	$14,335	$259,592
Sarah C. Lauber	$112,500	$140,257	$13,089	$265,846
John A. Luke, Jr.	$105,000	$140,257	$13,772	$259,029
Christopher L. Mapes	$112,500	$140,257	$11,362	$264,119
James F. Palmer	$132,500	$140,257	$2,864	$275,621
Ajita G. Rajendra	$127,500	$140,257	$13,397	$281,154
Frank C. Sullivan	$105,796	$140,257	$2,864	$248,917
John M. Timken, Jr.	$215,000	$140,257	$16,462	$371,719
Ward J. Timken, Jr.	$90,000	$140,257	$11,941	$242,198
Jacqueline F. Woods	$36,318	-	$122,380	$158,698
(1)	Richard G. Kyle, our President and CEO, is not included in this table as he is an employee of the Company and receives no additional compensation for his services as a Director. Ms. Woods retired from the Board of Directors effective as of the 2023 Annual Meeting of Shareholders.
(2)	The amount shown for each Director includes fees earned or paid in cash during fiscal 2023, including their annual retainer fees and additional annual fees for serving on a committee of the Board. Ms. Lauber elected to defer receipt of these cash fees under the Director Deferred Compensation Plan for distribution in the future.
(3)	The amount shown for each Director includes the grant date fair value of the award of 1,845 restricted stock units made on May 5, 2023. These restricted stock units vest 100% one year following the grant date. Ms. Harrell and Ms. Lauber elected to defer the award made on May 5, 2023 under the Director Deferred Compensation Plan for distribution in the future. The amounts shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.
(4)	All other compensation reflects cash dividend equivalents paid to the Directors in 2023 for unvested restricted stock units granted in the prior year and cash dividends paid to certain Directors for unvested restricted shares or restricted stock units granted in connection with their initial election to the Board, in each case upon vesting of such restricted stock units or restricted shares in 2023. Ms. Harrell elected to defer her annual restricted stock unit award granted in 2022 as well as corresponding cash dividend equivalents in the amount of $2,864 under the Director Deferred Compensation Plan for distribution in the future. For Ms. Woods, amounts also include accumulated dividends of $119,516 paid in 2023 on previously deferred shares. The amount shown also includes the incremental value of spousal travel for Ms. Harrell, Ms. Lauber, Mr. Luke, Mr. Mapes, Mr. Rajendra, Mr. John M. Timken, Jr., and Mr. Ward J. Timken, Jr. to a Company Board meeting during 2023.

As of December 31, 2023, unvested restricted stock units were held by the nonemployee Directors as follows:

Name	Unvested Restricted Stock Units
Maria A. Crowe	1,845
Elizabeth A. Harrell	1,845
Sarah C. Lauber	3,045
John A. Luke, Jr.	1,845
Christopher L. Mapes	1,845
James F. Palmer	1,845
Ajita G. Rajendra	1,845
Frank C. Sullivan	1,845
John M. Timken, Jr.	1,845
Ward J. Timken, Jr.	1,845

Board Committees

Audit Committee

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. Current members of the Audit Committee are James F. Palmer (Audit Committee Chair), Maria A. Crowe, Sarah C. Lauber, Christopher L. Mapes, and Ajita G. Rajendra. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that Sarah C. Lauber and James F. Palmer qualify as Audit Committee financial experts.

The Audit Committee’s charter is available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/.

Compensation Committee

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Current members of the Compensation Committee include Ajita G. Rajendra (Compensation Committee Chair), Elizabeth A. Harrell, Sarah C. Lauber, John A. Luke, Jr., James F. Palmer, and Frank C. Sullivan. Jacqueline F. Woods also served on the Compensation Committee until her retirement at the 2023 Annual Meeting of Shareholders. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other named executive officers, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain, and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon the CEO’s recommendations regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Director – Compensation. The meetings are regularly attended by the Chairman of the

Board, the CEO, the Vice President, General Counsel & Secretary, the Vice President – Human Resources, and the Director – Compensation. At each meeting, the Compensation Committee also meets in executive session. The Chair of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board and the full Board acts on compensation matters for the CEO.

Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain or terminate compensation consultants hired to assist in the evaluation of Director and executive officer compensation, as well as the sole authority to approve the fees and other retention terms for compensation consultants. The Compensation Committee has engaged Willis Towers Watson Public Limited Company (“WTW”), a global professional services firm, to conduct annual reviews of its compensation programs for the Company’s executive officers and Directors. WTW also provides information to the Compensation Committee on trends in executive compensation and other market data. WTW (or its predecessor) has provided executive consulting services to the Compensation Committee and other professional consulting services to the Company for over 25 years.

With respect to Director compensation, as stated above, the Compensation Committee annually engages WTW to conduct reviews of Director compensation, and the Committee may then recommend to the full Board changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

During fiscal year 2023, WTW was paid approximately $325,000 for the executive and Director compensation consulting services it provided to the Compensation Committee.  Other professional consulting services provided by WTW to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $2.0 million, almost all of which related to retirement consulting and outsourcing of pension administration services.

The Compensation Committee has concluded that the advice it receives from WTW continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with WTW with respect to compensation advice mitigates the risk that management potentially could misuse the actuarial engagement to influence WTW’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from WTW for executive and Director compensation advice and other services for the preceding year, along with an estimate of services for the coming year. Additionally, WTW has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of WTW, as required under the listing standards of the NYSE. The Compensation Committee also has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to WTW, specifically including the six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act. Based on this review, we are not aware of any conflict of interest regarding the work performed by WTW.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession planning process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. With the assistance of the CEO and Vice President – Human Resources, each year the Compensation Committee reviews and discusses potential successors for each of the executive officers with the full Board in executive session. In addition, at the end of each year, the Compensation Committee reviews the performance of each of the executive officers. The Compensation Committee is also periodically updated regarding more broad-based human capital focused initiatives such as pay equity studies and, alongside the rest of the Board, employee engagement surveys.

The Compensation Committee’s charter is available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/. For more information regarding the role of management and the compensation consultants in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis – Determining Compensation for 2023” on page 45.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors, recommending Directors to serve as members of our Board committees, and providing oversight of the Company’s CSR program. Current members of the Nominating and Corporate Governance Committee are Maria A. Crowe (Nominating and Corporate Governance Committee Chair), Elizabeth A. Harrell, John A. Luke, Jr., Christopher L. Mapes and Frank C. Sullivan. Jacqueline F. Woods also served on the Nominating and Corporate Governance Committee until her retirement at the 2023 Annual Meeting of Shareholders. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest standards of integrity and ethical behavior, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Director recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the size of the Board and whether any vacancies are expected due to retirement, refreshment or otherwise. The Nominating and Corporate Governance Committee seeks to maintain an appropriate mix of newer Directors who bring fresh perspectives with longer-tenured Directors who have deep knowledge of our global operations and long-term strategy. In the event that vacancies are anticipated or otherwise arise, the Committee considers potential Director candidates in accordance with the factors and criteria outlined above.

The Nominating and Corporate Governance Committee’s charter is available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed by the Nominating and Corporate Governance Committee as appropriate and are available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/.

Shareholder-Recommended Director Candidates

Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

Shareholder-Nominated Director Candidates

Our Amended Regulations provide a “proxy access” right to permit any shareholder or a group of up to 20 shareholders owning 3% or more of the voting power entitled to vote in the election of Directors continuously for at least three years to nominate and include in our proxy materials Director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of (i) 20% of the total number of Directors on the Board, rounding down to the nearest whole number, and (ii) two Directors in accordance with the requirements set forth in our Amended Regulations. Under our Amended Regulations, requests to include shareholder-nominated candidates for Director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our Proxy Statement for the previous year’s annual meeting of shareholders. Requests to include shareholder-nominated candidates for Director in our proxy materials related to the 2025 Annual Meeting of Shareholders must be delivered by certified mail, return receipt requested, to our Vice President, General Counsel & Secretary, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, no earlier than October 16, 2024 and no later than November 15, 2024 in order to be timely. The summary of this “proxy access” right set forth above is qualified in its entirety by our Amended Regulations.

Corporate Governance and Social Responsibility Highlights

The Nominating and Corporate Governance Committee regularly reviews trends and recommends best practices, initiates improvements, and plays a leadership role in maintaining the Company’s strong corporate governance structure and practices. The below table details the practices the Nominating and Corporate Governance Committee believes demonstrate the Company’s commitment to strong corporate governance. Additional information about the Company’s corporate governance structure and practices can be found in the Board of Directors General Policies and Procedures, our Amended Regulations and our Amended Articles of Incorporation.

Board Independence, Refreshment, Diversity and Experience
✓	Strongly independent Board (9 of 10 Director nominees are independent)
✓	Independent Chairman of the Board
✓	Commitment to Board refreshment and diversity – 6 new Directors (representing over half of our Board) added in the past decade
✓	4 of 10 Director nominees and 2 of 3 committee chairs are ethnically or gender diverse
✓	6 current or former public company Chief Executive Officers currently serve on the Board
Shareholder Rights
✓	Shareholder proxy access with 3/3/20/20 parameters
✓	Special meetings may be called by shareholders holding 25% of the Company’s common shares
✓	No "supermajority" voting requirements.
Other Strong Governance Practices
✓	Declassified Board – all Directors are elected annually
✓	Annual Board, Committee and Director evaluations
✓	Majority Voting Policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board
✓	Over-boarding policy limits the number of public company boards a Director can serve on
✓	We have a standalone clawback policy that provides for recovery of excess compensation as required by the SEC and NYSE while also incorporating additional clawback and forfeiture provisions
✓	Stock ownership requirements for Directors and executive officers
✓	Audit Committee or Board receives reports on cyber security threats and trends at least annually and receives regular updates on our information security program
✓	Strong focus on shareholder engagement – over 500 interactions with investors in 2023

The Nominating and Corporate Governance Committee also provides oversight of our CSR program, though the full Board of Directors as well as its other standing committees also play a role in advising on certain CSR-related topics such as human capital initiatives and risk oversight.

Oversight and Management of the Company’s CSR Program

Throughout 2023, we continued to pursue greater sustainability across our product portfolio through product design, lifetime performance improvements, and use of recyclable content. We have organized our CSR reporting efforts in 2023 into three key focus areas as set forth below.

Focus Area	People and Communities	Sustainability	Governance
Certain Key Topics	Supporting Workforce Wellbeing and Developing Well- Rounded Leaders; Diversity and Inclusion; STEM and Mentorship; Community and Charitable Giving	Product Sustainability; Energy, Emissions and Waste; Health, Safety and Mitigation	Ethics and Corporate Governance; Recognizing Human Rights
Initiatives

•   Furthering the wellbeing of our global workforce

•   Investing in employee education, training and development programs to support a culture of learning

•   Enhancing diversity and inclusion initiatives to encourage global, diverse viewpoints

•   Building and investing in communities where we live and work through volunteerism

•   Maintaining an effective employee and corporate-led charitable giving program

•   Partnering with charitable organizations driving positive impacts in the communities in which we operate

•   Embracing energy efficiency, pollution prevention, waste management and recycling programs at Timken global facilities to reduce our environmental footprint

•   Establishing emissions reduction targets

•   Engineering innovative products that increase the energy efficiency of machinery and equipment and propel the renewable energy sector

•   Working to improve our programs to protect employee health and safety

•   Upholding strong corporate governance principles and practices to promote the interests of the Company and its stakeholders

•   Leading with and living our values every day, while operating ethically and responsibly in accordance with our Standards of Business Ethics

•   Promoting and protecting recognized human rights in our local communities

CSR Report Highlights
People and Communities

We remain focused on advancing the diversity and education of our global workforce through our hiring practices, succession planning, training and development programs, and inclusive culture.

Examples of regular, formal training and development activities include:

• Our Signature Program, which is designed to support the next generation of women in leadership; and

• BetterUp, a coaching platform we first piloted in 2021, which offers focused and specialized coaching for Timken employees who are interested in advancing their career and aspire to lead others to advance our company’s growth.

We are also committed to providing competitive and equitable compensation based on the local markets in which we operate while supporting employee health and wellbeing. We conduct market studies around the world to ensure full-time employees receive competitive wages and benefits relative to the markets where they work.

We continue to further equal access to basic needs, education and STEM careers though strategic partnerships with United Way, Feeding America, Habitat for Humanity, American Red Cross, NASA, LeBron James Foundation, Maison pour la Science and others.

Sustainability

We continue to pursue greater sustainability across our product portfolio through product design, lifetime performance improvements, and the use of recyclable content. We also set new emissions reduction targets in 2022.

Since 2020, renewable energy has been our single largest end-market sector in terms of total sales. The Company’s products, technology and innovation continue to support the global trend towards sustainability and meet customers’ evolving requirements for optimized reliability and performance.

Governance

We continue to advance our ethics and compliance practices, including through maintaining active board oversight, supporting compliance, educating our employees, and conducting an ethical culture survey in 2023.

We also are continuing our efforts to keep our data secure through our enterprise-wide information security program.

Notable Accolades

America’s Most Responsible Companies by Newsweek and Statista (2023, third straight time)

Forbes: America’s Best Large Employers (2023)

Fortune: America’s Most Innovative Companies (2023)

The Ethisphere Institute: World’s Most Ethical Companies® (2023 and awarded 12 times total)

For more information regarding our corporate social responsibility program, please see our most recent corporate social responsibility report available on our website at https://www.timken.com/ corporate-social-responsibility/.

Shareholder Engagement in 2023

Risk Oversight

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition; economic and geopolitical conditions; planning and strategy; finance; sales and marketing; product technology and innovation; information technology and cybersecurity; facilities, operations and supply chain; environmental, health and safety; product warranty; talent management; litigation; compliance; and other matters. The full Board and other Committees also review certain of these issues as appropriate. The Board believes that this approach, supported by our leadership structure, provides appropriate checks and balances against undue risk taking.

Shareholder Communications

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Such communications may be reviewed by the office of the Vice President, General Counsel & Secretary to ensure appropriate and careful review of the matter.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows, as of January 1, 2024, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2023 Summary Compensation Table on page 59 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the 1934 Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of Common Shares

Name	Sole Voting or Investment Power (1)		Shared Voting or Investment Power		Aggregate Amount (1)	Percent of Class

Christopher A. Coughlin	213,060		0		213,060	*
Maria A. Crowe	24,161		0		24,161	*
Philip D. Fracassa	108,818		0		108,818	*
Elizabeth A. Harrell	14,339		0		14,339	*
Richard G. Kyle	367,614		0		367,614	*
Sarah C. Lauber	4,850		0		4,850	*
John A. Luke, Jr.	73,316		0		73,316	*
Christopher L. Mapes	24,810		0		24,810	*
James F. Palmer	19,855		0		19,855	*
Hansal N. Patel	16,209		0		16,209	*
Ajita G. Rajendra	22,900		0		22,900	*
Andreas Roellgen	95,448		0		95,448	*
Frank C. Sullivan	63,692		0		63,692	*
John M. Timken, Jr.	458,135	(2)	902,515	(3)	1,360,650	1.94%
Ward J. Timken, Jr.	522,361		3,161,460	(4)	3,683,821	5.25%
All Directors, nominees for Director and executive officers as a group(5)	2,037,786		4,063,975		6,101,761	8.70%

* Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of our common shares:
Name	Outstanding Options and Time- based Restricted Stock Units (a)	Director Deferred Common Shares (b)
Christopher A. Coughlin	123,721	0
Maria A. Crowe	0	0
Philip D. Fracassa	7,950	0
Elizabeth A. Harrell	0	9,235
Richard G. Kyle	28,532	0
Sarah C. Lauber	400	0
John A. Luke, Jr.	0	0
Christopher L. Mapes	0	0
James F. Palmer	0	0
Hansal N. Patel	4,125	0
Ajita G. Rajendra	0	0
Andreas Roellgen	26,768	0
Frank C. Sullivan	0	2,000
John M. Timken, Jr.	0	0
Ward J. Timken, Jr.	0	0
(a)	Includes shares that the individual named in the table has the right to acquire on or before March 1, 2024 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. Including those listed and other executive officers not individually listed in the table, all Directors, nominees for Director, and executive officers as a group have the right to acquire 193,424 shares on or before March 1, 2024 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.
(b)	Awarded as annual grants under the Equity and Incentive Compensation Plan or The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Predecessor Long-Term Incentive Plan”), which will not be issued until a later date under the Director Deferred Compensation Plan.
(2)	Includes 182,166 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.
(3)	Includes 126,000 shares held in an irrevocable trust with his spouse as the sole lifetime beneficiary for which he disclaims beneficial interest.
(4)	Includes 2,964,650 shares held by The Timken Foundation of Canton (the “Foundation”). Ward J. Timken, Jr. is a trustee of the Foundation and shares the voting and investment power with respect to shares held by the Foundation with the other trustees of the Foundation. Ward J. Timken, Jr. disclaims any beneficial interest in such shares. The Foundation is an Ohio private charitable foundation that is independent of the Company.

(5)	Includes 8,218 shares beneficially owned by other executive officers not individually listed in the table. The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 16 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 1, 2024, unless otherwise indicated below:

Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group(1)	6,167,913	8.80%
BlackRock, Inc.(2)	5,620,389	8.01%
(1)	A Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 0 common shares, shared voting power over 30,181 common shares, sole investment power over 6,076,642 common shares, shared investment power over 91,271 common shares and aggregate beneficial ownership of 6,167,913 common shares.
(2)	A Schedule 13G/A filed with the SEC on January 26, 2024, by BlackRock, Inc., 50 Hudson Yards, New York, New York 10001, indicated that it has sole voting power over 5,461,779, common shares, sole investment power over 5,620,389 common shares and aggregate beneficial ownership of 5,620,389.

PROPOSAL NO. 2: APPROVAL, ON AN ADVISORY BASIS,
OF OUR named EXECUTIVE officer COMPENSATION

We believe that our compensation programs for our named executive officers:

•	align the interests of executive management with those of our shareholders;
•	reward executive management for sustained, strong business and financial results; and
•	enable us to attract, retain, and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the 1934 Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2024 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently are conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with our 2025 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of this resolution. Abstentions and broker non-votes will not be counted for determining whether this resolution is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

35	Executive Summary
35	2023 Performance
39	2023 Compensation Decisions and Actions
41	CEO Pay At-A-Glance
42	Aligning Pay with Performance
44	Consideration of 2023 Say-on-Pay Vote
44	Use of Peer Group and Market Data
45	Determining Compensation for 2023
47	Key Elements of the Executive Compensation Program
48	Analysis of 2023 Compensation
48	Base Salary
48	Annual Cash Incentive
50	Long-Term Incentives
53	Retirement Programs
55	Deferred Compensation
55	Other Benefits
56	Severance Agreements
56	Stock Ownership Guidelines
57	Anti-Hedging/Pledging Policies
57	Compensation Risk Assessment
57	Clawback Provisions
58	Compensation Committee Report

Executive Summary

This section provides a summary of our named executive officer compensation program, key compensation decisions, and performance targets and results for incentive plans in which our named executive officers participated for the year ended December 31, 2023. For 2023, our named executive officers (or “NEOs”) were:

Richard G. Kyle	Philip D. Fracassa	Christopher A. Coughlin	Andreas Roellgen	Hansal N. Patel
President and Chief Executive Officer 18 years at Timken; over 30 years of industry experience	Executive Vice President, Chief Financial Officer 18 years at Timken; over 25 years of industry experience	Executive Vice President, President of Industrial Motion 40 years at Timken	Executive Vice President, President of Engineered Bearings 26 years at Timken	Vice President, General Counsel and Secretary 12 years at Timken; nearly 20 years of industry experience

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. The structure of our programs enables us to provide a competitive compensation and benefits package while aligning senior executive interests with those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our NEOs:

Objectives	Philosophy

Our executive compensation program is designed to:

•

Align the interests of our executives and shareholders

•

Reward sustained, strong business results

•

Incentivize profitable growth and capital deployment discipline

•

Attract, retain, and motivate the best talent

Our executive compensation philosophy is built on the following principles:

•

Recognizing that people are our most important resource

•

Rewarding results linked to both short- and long-term performance (pay-for-performance)

•

Positioning our pay to be competitive in the marketplace

•

Focusing on increasing shareholder value

2023 Performance

Timken delivered a third consecutive year of record performance in 2023 and continued to advance as a diversified industrial leader, despite more challenging business conditions across several sectors and geographies. As supply chain challenges improved and order lead times normalized, customers reduced inventories across several market-sectors causing 2023 organic sales volumes to begin to decline and to end down modestly from the prior year. In addition, softer end-market conditions, including in China, impacted demand during the year. Despite these headwinds, the Company continued to win in the marketplace driven by our team’s relentless efforts to serve customers’ evolving needs with Timken’s differentiated products and services.

In 2023, our financial performance benefited from positive price/cost and solid operational execution, which more than offset the impact of lower production volumes. We also made additional investments to improve our position in growing sectors, while continuing to optimize our manufacturing footprint. The Company grew revenue approximately 6% from 2022 to a record $4.8 billion, driven by the impact of acquisitions and positive organic pricing, while posting net income of $394 million. We achieved strong EPS of $5.47 and record adjusted EPS of $7.052, approximately flat and up approximately 9%, respectively, from the then record levels achieved in 2022. We also delivered an adjusted ROIC of 13.8%2 in 2023, well above our weighted average cost of capital. In addition, we generated net cash from operations of $545 million and free cash flow of $3572 million in 2023, representing a significant improvement over 2022.

Our Company’s record performance during 2023, discussed throughout the Compensation Discussion and Analysis (the “CD&A”), resulted in above-target annual cash incentive compensation plan payouts for 2023. The number of performance-based restricted stock units earned for the 2021-2023 cycle were above target, reflecting very strong performance during the cycle. See page 49 for details on annual cash incentive award decisions, and “2023 Long-Term Incentive Decisions” on page 51 for more details on long-term incentive award payouts. Overall, our NEO compensation for 2023 reflects our compensation objectives.

Throughout 2023, we continued to pursue greater sustainability across our product portfolio through product design, lifetime performance improvements, and use of recyclable content. We also continued our efforts to further reduce the greenhouse gas emissions intensity of our operations. For more information regarding our corporate social responsibility program, please see page 25 of the Proxy Statement or our most recent corporate social responsibility report available on our website at https://www.timken.com/corporate-social-responsibility/.

Our commitment to creating long-term shareholder value is reflected in our balanced and disciplined approach to capital allocation. During 2023, we generated net cash from operations of approximately $545 million and free cash flow of $3572 million. This strong cash generation allowed us to reinvest in the core business for growth, make strategic acquisitions and continue to return cash to shareholders. In total, we deployed more than $1.1 billion of capital during the year, including:

•	Invested approximately $188 million, or 3.9% of revenue, in capital expenditures to facilitate future growth and improve the competitiveness of our business.
•	Allocated approximately $639 million toward six strategic acquisitions to strengthen our engineered bearings and industrial motion product portfolios. Specifically, the Company expanded its growing industrial motion portfolio with four acquisitions (Nadella Group, a manufacturer of linear guides, telescopic rails, actuators and systems; Des-Case, a manufacturer of specialty filtration products; Rosa Sistemi, a manufacturer of roller guides and customized

2 See Appendix A for reconciliations of adjusted EPS, free cash flow, adjusted EBITDA, net debt, adjusted ROIC, and the ratio of net debt to adjusted EBITDA to their most directly comparable GAAP financial measures. Free cash flow is defined as net cash from operations minus capital expenditures. Adjusted ROIC is defined as ANOPAT, excluding tax-effected acquisition intangible amortization, divided by a two-point average of net debt plus total equity over the period. The performance metrics discussed above are used for external reporting purposes and may not correlate exactly to their corresponding compensation metrics due to slight differences in methodology (see pages 49 to 53 for more details on how the compensation metrics are calculated).

linear systems and actuators; and Lagersmit, a manufacturer of highly engineered sealing solutions). In addition, Timken strengthened its engineered bearings product offering by acquiring ARB, a North Carolina-based manufacturer of industrial bearings, and iMECH, a manufacturer of thrust bearings, radial bearings, specialty coatings and other components primarily used in the energy industry.

•	Returned $354 million in cash to shareholders through the payment of dividends and the repurchase of approximately 3.2 million shares, or over 4% of our outstanding shares, during the year. In 2023, we paid out our 406th consecutive quarterly dividend and increased our quarterly dividend to $0.33 per share in the second quarter, continuing one of the longest continuous dividend streaks on the NYSE and making 2023 the tenth consecutive year of annual dividend growth.

We ended the year with a strong balance sheet with total debt of $2.40 billion and net debt of $1.983 billion. Our net-debt-to-adjusted-EBITDA ratio of 2.13 times at December 31, 2023, is well within our 1.5 to 2.5 times targeted range and puts us in an excellent position to continue to drive our strategy and create shareholder value in 2024 and beyond.

Strong execution of our strategy has created shareholder value by delivering TSR of 2.9%, 18.8%, and 9.8% over the past three-, five-, and ten-year periods, respectively. Our TSR for the five-year period outpaced the median of our 2023 compensation peer group, the S&P 500 Industrials and the S&P 400 Industrials, while our TSR for the three-year period lagged. Our ten-year TSR also exceeded the median of our 2023 compensation peer group and was slightly below the S&P 500 Industrials and the S&P 400 Industrials over this timeframe. The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the GICS industrials sector, while the S&P 400 Industrials comprises those companies included in the S&P MidCap 400 that are classified as members of the GICS industrials sector.

3 See Appendix A for reconciliations of adjusted earnings-before-interest-taxes-depreciation-and-amortization (“EBITDA”), net debt, and the ratio of net debt to adjusted EBITDA to their most directly comparable GAAP financial measures. The performance metrics discussed above are used for external reporting purposes and may not correlate exactly to their corresponding compensation metrics due to slight differences in methodology (see pages 49 to 53 for more details on how the compensation metrics are calculated).

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel common shares distributed in the Spinoff. TimkenSteel was renamed Metallus Inc. in 2024.

**See page 44 for the companies that are included in the compensation peer group for 2023. The Peer Median excludes Altra Industrial Motion Corp. since it is no longer a standalone public company after being acquired by Regal Rexnord Corp. during 2023.

***The S&P 500 Industrials and S&P 400 Industrials comprise those companies that are classified as members of the GICS industrials sector included in the S&P 500 index and S&P MidCap 400 index, respectively.

2023 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 45 for details)

•  Executive compensation program objectives and philosophy

•  Financial performance

•  CEO recommendations for other NEOs

•  Assessment of risk management, including avoidance of unnecessary or excessive risk taking to support delivery of long-term shareholder value

•  Shareholder input including “say-on-pay” vote

•  Advice of an independent, outside compensation consultant

•  General market and peer company pay practices

•  Current and historical compensation

•  Company performance across key financial metrics, including TSR, compared to U.S. industrial peers and other competitors

•  General market conditions and the cyclicality of the markets in which we operate

Program Updates Implemented at the Beginning of 2023

New Long-Term Incentive Metric and Changes in Accounting Methodology

For the 2023 plan year, the Company added relative TSR as a metric for purposes of calculating performance under our performance-based restricted stock unit grants because of the growing prevalence of the use of relative TSR in our peer group’s long-term incentive plans. See “2023-2025 Performance-Based Restricted Stock Units Cycle” on page 51, for information regarding how performance for relative TSR is calculated. Following the addition of relative TSR as a metric, adjusted EPS performance is now weighted 50%, adjusted ROIC performance is weighted 30%, and relative TSR performance is weighted 20%.

The Company made certain changes in its methodology for computing adjusted EPS and adjusted ROIC in 2023 for external reporting purposes and for calculating the 2023 performance-based restricted stock unit grants. The Company’s adjusted EPS calculation is currently reported as excluding intangible amortization from acquisitions in addition to the Company’s prior adjustments used for external reporting purposes. Adjusted ROIC is currently reported as ANOPAT and excluding tax-effected acquisition intangible amortization divided by a two-point average of net debt plus total equity over the period. Similar calculation methodologies have become increasingly prevalent amongst our peer group.

These changes only apply to performance-based restricted stock unit grants made in 2023 and thereafter and apply to all employees who receive performance-based restricted stock unit grants, including the NEOs.

New Compensation Peer Group Referenced for 2023 Executive Compensation

For the 2023 peer group (used to set compensation levels for 2023), the Company replaced Meritor, Inc. with Snap-on Inc. due to Cummins Inc.’s 2022 acquisition of Meritor, Inc. See page 44 for more details regarding year-over-year changes to the peer group, and the use of peer group and market data for our executive compensation program.

Key 2023 Compensation Decisions and Results (see page 48 for details)

The compensation decisions outlined below demonstrate how the Company aims to maintain alignment with its compensation objectives, philosophy and market practice.

Base Salary

The Compensation Committee awarded base salary increases in 2023 to each NEO, including the CEO, as shown in the table below.

	Executive Officer	2022 Annualized Base Salary	2023 Annualized Base Salary	Percent Increase
	Richard G. Kyle	$1,072,277	$1,160,000	8.2%
	Philip D. Fracassa	$615,012	$650,067	5.7%
	Christopher A. Coughlin	$630,337	$650,003	3.1%
	Andreas Roellgen*	$502,988	$530,030	5.4%
	Hansal N. Patel	$465,186	$510,002	9.6%

*The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen for 2023 into U.S. Dollars was €1.00 = $1.0817 (the average monthly exchange rate for the 2023 calendar year) (compared to €1.00 = $1.0539 used for his 2022 salary (the average monthly exchange rate for the 2022 calendar year).

Annual Cash Incentive

Based on the Company’s 2023 performance, annual cash incentive awards (which are based on adjusted EBITDA, adjusted EBITDA margin and free cash flow) were paid at 129.8% of target for each of the NEOs, reflecting above-target performance for this time period, primarily due to positive price/cost performance and solid operational execution which drove higher adjusted EBITDA and adjusted EBITDA margin despite the impact of lower production volumes, and improved working capital performance which drove higher free cash flow.

Annual cash incentive opportunities were delivered under the Company’s shareholder-approved Equity and Incentive Compensation Plan. For additional details, see the “Annual Cash Incentive” section on page 48.

Long-Term Incentives

The NEOs received annual target grants of time-based restricted stock units and performance-based restricted stock units in 2023, with total grant values ranging from approximately $0.9 million to $6.0 million.

Performance-based restricted stock units (which are based on adjusted ROIC and adjusted EPS performance achievements) were earned at 145.9% of target for the 2021-2023 performance period, which reflected very strong performance during the cycle. We achieved record adjusted EPS results in 2021, 2022, and 2023, and strong average adjusted ROIC performance over the period.

In connection with the Company’s ongoing executive officer succession planning process, the Company made one-time grants to Mr. Coughlin and Mr. Fracassa to promote their retention. Mr. Coughlin received a grant of 8,000 deferred shares in February 2023 and Mr. Fracassa received a grant of 12,000 deferred shares in December 2023. The award values were calibrated to provide a meaningful incentive, over and above the level of pay they might expect from alternative employment opportunities, to remain with the Company. These shares will vest in full on March 31, 2025, for

Mr. Coughlin, and on March 31, 2026, for Mr. Fracassa, both contingent on continued employment with the Company. The entire award will be forfeited if either individual voluntarily leaves the Company for any reason prior to the vesting date. Both awards were granted under the Equity and Incentive Compensation Plan.
2024 Program Updates

New Compensation Peer Group Referenced for 2024 Executive Compensation

In 2023, as part of its annual review of executive and director compensation, the Compensation Committee, in consultation with WTW, conducted a review of the peer group utilized in 2023 and assessed whether any changes were needed for 2024. As a result of that review, the Company replaced Altra Industrial Motion Corp. with Pentair plc due to Regal Rexnord Corp.’s 2023 acquisition of Altra Industrial Motion Corp. See page 44 for more details regarding year-over-year changes to the peer group, and the use of peer group and market data for our executive compensation program.

CEO Pay At-A-Glance

The Company’s Approach to Rewarding Performance

Elements of our named executive officer compensation consist of base salary, annual cash incentive, long-term incentives that include time-based and performance-based restricted stock units, other primarily broad-based employee benefits and limited perquisites.

Annual Cash Incentive

•   Reward achievement of short-term individual and corporate performance goals

Time-Based Restricted Stock Units

•   Reward long-term shareholder value creation

•   Reinforce ownership in the Company

•   Support retention of executives

•   Align executive compensation with shareholder interests

Performance-Based Restricted Stock Units

•   Reward long-term financial results that drive shareholder value

•   Reinforce ownership in the Company

•   Align executive compensation with shareholder interests

Target pay for 2023 for Mr. Kyle was determined by the Compensation Committee after consideration of the factors described below under “Determining Compensation for 2023.” The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the experience level, performance and scope of responsibilities for the particular position. Further details are provided on page 45.

The chart below provides annualized targeted 2023 compensation levels for Mr. Kyle as compared to the median of our 2023 compensation peer group and general industry survey data. This data represents targeted compensation levels excluding the impact of “all other compensation” and pension value changes. For 2023, lower interest rates resulted in positive changes in actuarial pension values from the prior year measurement period. Mr. Kyle’s 2023 targeted pay reflects his experience level and performance in the role as the Company has experienced significant growth during his tenure.

*See page 44 for more details on the companies in the peer group, which consists of U.S. industrial companies with median revenue of $4.24 billion (as of the time the market study was conducted).

**Survey data consists of pay practices of general industry companies in the WTW Executive Compensation Database adjusted to $4.5 billion in annual revenue via the use of regression analysis.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated and engaged employees all working together to achieve our strategic and financial objectives. This strategy shapes our approach to providing a competitive compensation and benefits package to our CEO and the other NEOs.

Pay-for-performance is one of the principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the level of adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted ROIC, adjusted EPS and relative TSR, which we believe are key performance metrics that drive long-term shareholder value and cash generation that supports our capital allocation objectives.

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2023 consisted of base salary, annual cash incentive, long-term incentives including time-based restricted stock units and performance-based restricted stock units, other primarily broad-based employee benefits, and limited perquisites. Our executive compensation program is designed to link pay and performance.

•	Program Design: Approximately 87% of the targeted total direct compensation for Mr. Kyle and between approximately 71% and approximately 77% of the targeted total direct compensation for the other NEOs is comprised of incentive-based pay:

•	Performance Assessment: Our Compensation Committee uses a comprehensive process to assess Company performance. We believe our plan and financial metrics focus our management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation program for executives is designed to link compensation with key financial and operational goals of the Company, some of which are short-term, while others take several years or more to achieve.

	Short-Term (Cash) Annual Incentive*	Long-Term (Equity) Performance-Based Restricted Stock Units* 60% of NEO Annual Equity Grants	Long-Term (Equity) Time-Based Restricted Stock Units 40% of NEO Annual Equity Grants
Objective	Short-term financial and operational business priorities and shareholder value creation	Long-term strategic financial goals and shareholder value creation	Long-term shareholder value creation
Time Horizon and 2022 Metrics	One year 60% adjusted EBITDA 20% adjusted EBITDA margin 20% free cash flow	Three years 50% adjusted EPS** 30% adjusted ROIC** 20% relative TSR**	Four-year vesting period (25% per year)

*See “Annual Cash Incentive” and “Long-Term Incentives: Performance-Based Restricted Stock Units” sections on pages 48 and 51, respectively, for more details.

**Added relative TSR as a long-term incentive plan metric for the 2023 plan year. Weightings were adjusted to 50% adjusted EPS, 30% adjusted ROIC and 20% relative TSR from 60% adjusted EPS and 40% adjusted ROIC. Adjusted ROIC performance is calculated using the average of annual adjusted ROIC over the three-year period.

Other key features of our executive compensation program include:

•	Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives with those of our shareholders. See page 56 for more information.
•	Clawback provisions: The Company maintains specific provisions regarding (1) mandatory recovery (“clawback”) of awards from Section 16 officers within the meaning of Rule 16a-1(f) under the 1934 Act and (2) discretionary clawback of awards for certain types of detrimental conduct. The Company recently adopted a separate, stand-alone clawback policy (the

“Clawback Policy”) which complies with the new NYSE clawback rules and SEC requirements while also incorporating additional clawback and forfeiture provisions. See page 57 for more information.

Consideration of 2023 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting, in addition to other factors. In 2023, approximately 98% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2023 Annual Meeting of Shareholders. Also, from time to time our shareholders provide feedback to the Company regarding elements of our compensation program, and their feedback is given due consideration. The Compensation Committee did not make any changes to our compensation programs or policies that were specifically driven by the results of the say-on-pay vote or shareholder feedback.

Use of Peer Group and Market Data

The Company establishes compensation levels that are consistent with market practice and general internal equity considerations relative to base salaries, target annual cash incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company reviews compensation practices and pay opportunities from general industry survey data, as well as from a selection of publicly traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically, in early 2023, the Company used information regarding the pay practices of general industry companies in the WTW Executive Compensation Database, regressed to $4.5 billion in annual revenue, to inform the determination of the NEO’s target compensation levels for 2023. The Company believes that revenue and operational footprint are appropriate indicators of the size and complexity of an organization, which should be reflected in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its 2023 executive compensation decisions for our NEOs.

The Company also used a compensation peer group as an additional reference point when determining executive compensation. The 2023 peer group (used to set compensation levels for 2023) consisted of a select group of U.S. industrial companies that our Compensation Committee believed to be representative of the talent market in which we compete. When reviewing market pay to determine 2023 target compensation levels, Meritor, Inc. was replaced by Snap-on Inc. due to Cummins Inc.’s 2022 acquisition of Meritor, Inc. Additional factors taken into consideration when setting the 2023 compensation peer group included comparisons of various financial metrics, such as revenue and market capitalization, operational footprint, relevant end-user markets, and product portfolio of added companies compared to Timken’s current product portfolio. The complete 2023 compensation peer group is as follows:

2023 Peer Group
Agco Corp. Altra Industrial Motion Corp. Carlisle Companies Inc. Crane Co. Dana Inc. Dover Corp. Flowserve Corp. Fortive Corp. Gates Industrial Corp. plc	Ingersoll Rand Inc. ITT Inc. Kennametal Inc. Oshkosh Corp. Regal Rexnord Corp. Snap-on Inc. Terex Corp. Westinghouse Air Brake Technologies Corp. Woodward, Inc.

While the Compensation Committee considered general industry and peer group data in determining the general competitiveness of executive compensation, market data is only one factor taken into consideration when determining the total compensation for our NEOs. The Compensation Committee also considered other factors listed in “Factors Guiding Our Decisions” on page 39.

New Compensation Peer Group Referenced for 2024 Executive Compensation

In 2023, as part of its annual review of executive and director compensation, the Compensation Committee, in consultation with WTW, reviewed the peer group utilized in 2023 and assessed whether any further adjustments were needed to the peer group referenced for setting compensation levels in 2024. For fiscal 2024, the only expected change is to replace Altra Industrial Motion Corp. with Pentair plc due to Regal Rexnord Corp’s 2023 acquisition of Altra Industrial Motion Corp.

Determining Compensation for 2023

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for our NEOs. As part of this process, the Compensation Committee reviews all of the components of compensation for the NEOs and determines if each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee reviews each component of compensation individually and in total, references competitive market data including at the 50th percentile, and, after consideration of additional factors (for example, the executive’s responsibilities, experience level, tenure, performance in the position and Company performance, including TSR), may make adjustments to any element of a NEO’s compensation in establishing such executive’s total direct compensation.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual cash incentive award opportunities and long-term incentive grants for the Company’s NEOs.

In the course of this analysis and development of proposed total compensation packages, WTW, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses its findings with the Compensation Committee.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent Directors of the Board during executive session.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and WTW, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEO’s performance, general internal equity considerations, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for the NEOs.

As part of this process, individual elements of compensation provided to our NEOs are generally compared to general industry market data and peer group data as described above and the total compensation package is considered in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual cash incentive and long-term incentive grants) also is evaluated in relation to the total compensation for positions with similar levels of responsibility derived from the general industry market data and peer group data described above.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of WTW as our independent executive compensation consultant to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. WTW also provides the Compensation Committee with market data on compensation levels and incentive design practices, which the Compensation Committee generally references as a market check when determining compensation for non-employee Directors and executive officers.

For purposes of 2023 compensation decisions, WTW’s primary areas of assistance to the Compensation Committee were:

•	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;
•	Keeping the Compensation Committee and management aware of any regulatory developments, including any actions it should consider in light of new regulations;
•	Developing analyses that help evaluate and inform on how the compensation programs are working, including pay-for-performance and pay-versus-performance analyses, peer group reviews and risk assessments;
•	Preparing market compensation levels for the NEOs based on peer group and general industry practices;
•	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;
•	Providing insights, analysis and perspectives on ad hoc issues and questions raised by the Compensation Committee and management;
•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Compensation Committee Chair and management prior to meetings; and
•	Reviewing with management and the Compensation Committee materials to be used in preparing the Company’s Proxy Statement.

The Compensation Committee has authorized WTW to interact with the Company’s management, as needed, on behalf of the Compensation Committee with respect to executive compensation matters. WTW also provides actuarial, pension administration and other services to the Company, which are unrelated to the work that WTW provides to the Compensation Committee. The WTW consultants who advise the Compensation Committee are different from the WTW employees who perform work for the Company in other areas. In order to maintain independence, WTW has adopted formal executive compensation consulting protocols that help to ensure that its advice to the Compensation Committee is fully objective and independent and that the business unit providing such advice remains separate from WTW’s other business units that provide advice to the Company’s management. For more information regarding fees paid to WTW by the Company in 2023 and the Compensation Committee’s assessment that there is no conflict of interest in the work performed by WTW with respect to executive compensation, see page 23 of the Proxy Statement.

Key Elements of the Executive Compensation Program

Type of Compensation	Link to Program Objectives	Key Features
Cash Compensation
Base Salary	A standard compensation element in executive compensation packages, offering market-competitive fixed compensation to attract and retain talent	Provides a consistent source of income
Annual Cash Incentive	A cash-based award that encourages executives to focus on achievement of specific annual corporate performance goals	Target incentive opportunity is set as a percentage of base salary, and awards are paid out based on achievement relative to annual performance metrics and targets
Long-Term Equity Incentives
Performance-Based Restricted Stock Units	Requires achievement of specified strategic financial and operating metrics over a three-year period that the Compensation Committee believes are highly correlated to driving long-term shareholder value; it also further aligns the long-term financial interests of our executives with those of our shareholders	Designed to reward executives for attainment of specified three-year corporate performance goals; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the three-year performance cycle
Time Based Restricted Stock Units	Rewards long-term shareholder value creation, enhances executive stock ownership and promotes retention	Four-year (25% per year) time vesting; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash upon vesting
Benefits
Retirement and Savings Benefits	An element of our benefits program that helps attract and retain executive talent

NEOs receive retirement and savings benefits through several plans:

•        Qualified and nonqualified defined contribution plans*;

•        Qualified and nonqualified defined benefit plans*; and

•        Deferred compensation plan

Severance and Change in Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance

Agreements help protect the Company and the NEOs from risks by providing:

•        Economic stability;

•        Death or disability payments; and

•        Payments and benefits in the event of a qualifying termination of employment, including in connection with a change in control

Other Benefits	Keeps program competitive and provides health, disability and life insurance protection for executives	Perquisites are limited in amount and use

*See “Retirement Programs” on page 53 for NEO eligibility.

Analysis of 2023 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for the NEOs based on external general market and peer group data for salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range. The base salary decisions described below were made based on these considerations.

Establishing Base Salaries When establishing base salaries for NEOs, the Compensation Committee considers general industry data for comparable roles and peer group data as a general guideline.

2023 Base Salary Decisions

•	The Compensation Committee awarded base salary increases in 2023 to each NEO, including the CEO, as shown in the table below.
Executive Officer	2022 Annualized Base Salary	2023 Annualized Base Salary	Percent Increase
Richard G. Kyle	$1,072,277	$1,160,000	8.2%
Philip D. Fracassa	$615,012	$650,067	5.7%
Christopher A. Coughlin	$630,337	$650,003	3.1%
Andreas Roellgen*	$502,988	$530,030	5.4%
Hansal N. Patel	$465,186	$510,002	9.6%

*The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen for 2023 into U.S. Dollars was €1.00 = $1.0817 (the average monthly exchange rate for the 2023 calendar year) (compared to €1.00 = $1.0539 used for his 2022 salary (the average monthly exchange rate for the 2022 calendar year).

Annual Cash Incentive

The Company’s annual cash incentive program provides the NEOs with the opportunity to earn additional compensation based on the achievement of annual corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals of the Company in the applicable year. For all NEOs, the 2023 annual cash incentive opportunity was delivered through the shareholder-approved Equity and Incentive Compensation Plan.

Linking Compensation to Performance

The Compensation Committee established adjusted EBITDA as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value.

In 2023, Mr. Kyle, as CEO, had an annual cash target award opportunity of 125% of base salary and the other NEOs had target award opportunities ranging from 70% to 80% of base salary. Annual cash incentive payouts for our participants (including the NEOs) were determined by corporate performance (measured by adjusted EBITDA, adjusted EBITDA margin and free cash flow4) subject to individual performance modifiers (however, for 2023, no such modifiers were applied to any of the NEOs).

Specific factors that go into setting the targets include consideration of Company results for prior years, results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, working capital requirements, past targets and performance against those targets, and macro-economic factors.

Performance goals for the Company’s corporate annual cash incentive plan were set near the beginning of 2023 (using comparable exclusions) at levels the Compensation Committee believed were appropriately challenging given uncertain market conditions. The 2023 adjusted EBITDA target was originally set approximately 2% higher than the actual 2022 adjusted EBITDA results. The 2023 adjusted EBITDA margin target was set at the actual 2022 adjusted EBITDA margin results. The 2023 free cash flow target was originally set approximately 5% higher than the actual 2022 free cash flow results.

2023 Annual Performance Award Decisions

The corporate annual cash incentive plan metrics were chosen to drive short-term operational business priorities that the Compensation Committee believes will help deliver shareholder value over time. The targets for the corporate plan for 2023 were established at challenging levels requiring performance to remain at or above 2022 results, and the payouts are a reflection of strong performance and results for 2023, despite challenging business conditions across several sectors and geographies. Under the corporate annual cash incentive plan, actual performance under each of the three financial metrics needed to reach the respective minimum threshold for that portion of the award to be payable.  Performance targets and actual performance levels for the 2023 corporate annual cash incentive plan are shown in the table below. Straight-line interpolation is used to calculate actual payouts under the plan.

Corporate Annual Cash Incentive Plan

	Threshold	Target	Maximum	Actual***
Adjusted EBITDA* (60% weighting)	$656M	$875M	$1,094M	$920M (120.8% payout)
Adjusted EBITDA Margin** (20% weighting)	14.0%	19.0%	21.0%	19.8% (141.6% payout)
Free Cash Flow* (20% weighting)	$209M	$298M	$522M	$398M (144.8% payout)
	é	é	é	é
Plan Payout	50%	100%	200%	129.8% payout

* The Adjusted EBITDA and Free Cash Flow targets were modified slightly due to the divestment of Jiangsu TWB Bearings Co., Ltd (“TWB”). In 2022, TWB posted revenue of approximately $40 million.

** Adjusted EBITDA Margin less than 12.5% would have resulted in zero payout for the plan. Between 12.5% and 14.0%, a payout under the Adjusted EBITDA metric and/or Free Cash Flow metric would have been possible.

*** Based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions closed in 2023. Free Cash Flow results were further adjusted to exclude the impact of the Company’s sale of 7.6 million shares of Timken India Limited in 2023, which represented an unusual and unplanned item that was not factored into the plan at the time targets were set.

4 Based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions closing in 2023. Free cash flow is defined as net cash provided by operating activities minus capital expenditures. See Appendix A for reconciliations of adjusted EBITDA, adjusted EBITDA margin and free cash flow as used for external reporting to their most directly comparable GAAP financial measures.

Actual performance for adjusted EBITDA, adjusted EBITDA margin, and free cash flow caused the 2023 corporate annual cash incentive plan to be scored at 129.8% for corporate participants, resulting in a 2023 cash award payout of 129.8% of the target opportunity for Messrs. Kyle, Fracassa, Coughlin, Patel and Roellgen. While payouts to participants in the corporate plan are subject to certain modifiers based upon individual performance, no such modifiers were applied to the 2023 cash award payouts for the NEOs.

Long-Term Incentives

The Compensation Committee administers the Equity and Incentive Compensation Plan. Awards under the Equity and Incentive Compensation Plan can be made in the form of common shares, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents. All long-term incentives settle in equity to further align our executives’ long-term financial interests with those of our shareholders. In 2023, the Company granted to the NEOs under the Equity and Incentive Compensation Plan:

•	Performance-based restricted stock units that are earned based on the achievement of objective performance metrics measured over a three-year period and are intended to further align the long-term financial interests of our executives with those of our shareholders and link compensation to building long-term shareholder value; and
•	Time-based restricted stock units that vest 25% per year over four years and provide strong alignment between the interests of Company executives and shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common shares. For performance-based restricted stock units, the value of the grant is tied to both the Company’s share price and the achievement of specified financial metrics, while the value of time-based restricted stock units is solely tied to the Company’s share price.

In each case described above, an executive must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of an analysis of market practice and the relative importance of the objectives behind each of the grants.

In connection with the Company’s ongoing executive officer succession planning process, the Company made one-time grants to Mr. Coughlin and Mr. Fracassa to promote their retention. Mr. Coughlin received a grant of 8,000 deferred shares in February 2023 and Mr. Fracassa received a grant of 12,000 deferred shares in December 2023. The award values were calibrated to provide a meaningful incentive, over and above the level of pay they might expect from alternative employment opportunities, to remain with the Company. These shares will vest in full on March 31, 2025, for Mr. Coughlin, and on March 31, 2026, for Mr. Fracassa, both contingent on continued employment with the Company. The entire award will be forfeited if either individual voluntarily leaves the Company for any reason prior to the vesting date.  Both awards were granted under the Equity and Incentive Compensation Plan.

2023 Long-Term Incentive Decisions

For the annual grants made in February 2023, the target value to be delivered in performance-based restricted stock units and time-based restricted stock units was 520% of the base salary midpoint for Mr. Kyle, as CEO, and between 175% and 260% of the base salary midpoint for the other NEOs. The allocation percentage between the two types of equity for NEOs receiving the annual grant was 60% performance-based restricted stock units and 40% time-based restricted stock units.

Driving Shareholder Return

Long-term incentive grants are intended to balance short-term operating objectives of the Company with long-term objectives and align the financial interests of our executives with those of our shareholders.

In determining the number of shares granted in 2023, the target value for each grant was converted to a number of shares based on the opening share price on the day of the grant.

For 2023, the Compensation Committee made long-term incentive grants at the first regularly scheduled meeting when the Compensation Committee determined all elements of the NEOs’ compensation for the year.

Performance-Based Restricted Stock Units

To further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve long-term financial and operating objectives, the Compensation Committee granted performance-based restricted stock units to key employees (including the NEOs) that vest based on the achievement of specified performance objectives. Performance-based restricted stock units also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the performance cycle.

2023-2025 Performance-Based Restricted Stock Units Cycle

The performance metrics for performance-based restricted stock units granted in 2023 were cumulative adjusted EPS, adjusted ROIC and relative TSR for a three-year performance period (2023-2025). The Compensation Committee selected the financial performance metrics because it believed they are highly correlated to driving long-term shareholder value and achieving the Company’s business strategy. The Committee selected the relative TSR metric to reflect the growing prevalence of the use of relative TSR among peer companies. Actual performance for adjusted EPS and adjusted ROIC is calculated based on adjusted earnings as used for external reporting in 20235, with the ability to exclude the effect of material changes in accounting principles, methods, or significant changes in tax law that are not reflected in the plan, and/or the impact on results from a single acquisition of $700 million or greater during the three-year performance cycle. For both the Company and the chosen comparison group, which is the S&P 400 Capital Goods Index, relative TSR performance is measured by comparing the average closing stock price for the last 30 calendar days of the performance period, minus the average closing stock price for the 30 calendar days prior to the start of the performance period, plus cumulative dividends, divided by the average closing stock price for the 30 calendar days prior to the start of the performance period. The S&P 400 Capital Goods Index was chosen as the comparison group for relative TSR given that the Company is a member of the index, operates in similar markets and geographies to other members of the index, and competes for investor capital with other index members. For the 2023-2025 performance-based restricted stock unit cycle, the cumulative adjusted EPS target was set approximately 7% higher than the actual cumulative adjusted EPS results for the 2020-2022 cycle (calculated to exclude intangible amortization from acquisitions and utilizing net debt instead of total debt), which was the most recently completed cycle at the time the 2023-2025 target was established and was also record three-year performance at that time. The three-year target for adjusted ROIC was set

5 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures. Beginning with our grants made in 2023, the Company calculates adjusted EPS as excluding intangible amortization from acquisitions in addition to the Company’s prior adjustments used for external reporting purposes. In addition, as of our 2023 grants, the Company calculates adjusted ROIC as adjusted net operating profit after taxes and excluding tax-effected acquisition intangible amortization divided by a two-point average of net debt plus total equity over the period.

equal to the adjusted ROIC target for the 2022-2024 cycle (calculated to exclude tax-effected acquisition intangible amortization and utilizing net debt instead of total debt) because the Compensation Committee continued to find this to be a challenging target that would drive profitable growth and disciplined capital allocation. The factors that go into setting the adjusted EPS and adjusted ROIC targets include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets and other factors. The Company’s performance targets for the performance-based restricted stock units granted in 2023 are shown in the table below. Straight-line interpolation is used to calculate payouts for these performance-based restricted stock units.

2023-2025 Performance-Based Restricted Stock Units Cycle: Metrics and Weightings

	Threshold	Target	Maximum
Three-Year Cumulative Adjusted EPS (50% weighting)	$13.06	$17.41	$21.76
Adjusted ROIC* (30% weighting)	9.8%	12.7%	16.2%
Relative TSR** (20% weighting)	25th percentile	50th percentile	75th percentile
	é	é	é
Plan Funding	50%	100%	200%

*Adjusted ROIC less than 8.5% will result in zero payout for the cycle. Between adjusted ROIC of 8.5% to 9.8%, a payout under the Three-Year Cumulative Adjusted EPS metric is possible.

** See “2023-2025 Performance-Based Restricted Stock Units Cycle” on page 51, for information regarding how performance for relative TSR is calculated.

For information about the specific performance-based restricted stock units awarded to the NEOs in 2023, see the “2023 Grants of Plan-Based Awards” table on page 62.

Results for the 2021-2023 Performance-Based Restricted Stock Units Cycle

In 2021, the NEOs received awards of performance-based restricted stock units to cover a three-year performance period (2021-2023).

The performance metrics for performance-based restricted stock units granted in 2021 were cumulative adjusted EPS and adjusted ROIC for the three-year performance period. The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and achieving the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted EPS as used for external reporting6, with the ability to exclude the effect of changes in accounting principles or methods that are not reflected in the plan. No such exclusions were applied to the 2021-2023 performance-based restricted stock unit cycle, and fully adjusted EPS and adjusted ROIC as used for external reporting were used to determine actual performance for the applicable compensation adjusted metrics.

The Compensation Committee believed that the targets for the performance-based restricted stock units granted in 2021 were appropriately challenging and that achievement would be supportive of shareholder value creation. The adjusted EPS target for the 2021-2023 performance-based restricted stock unit cycle was 10% higher than the actual cumulative adjusted EPS for the 2018-2020 performance cycle and 54% higher than the target set for that cycle. The adjusted ROIC target for the 2021-2023 cycle was set at the actual average adjusted ROIC for the 2018-2020 performance cycle and 100 basis points higher than the target set for that cycle.

6 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures. Beginning with our grants made in 2023, the Company calculates adjusted EPS as excluding intangible amortization from acquisitions in addition to the Company’s prior adjustments used for external reporting purposes. In addition, as of our 2023 grants, the Company calculates adjusted ROIC as adjusted net operating profit after taxes and excluding tax-effected acquisition intangible amortization divided by a two-point average of net debt plus total equity over the period. Grants made prior to 2023 do not include these additional adjustments.

Performance-based restricted stock units were earned at 145.9%, reflecting very strong performance throughout the cycle including record three-year cumulative adjusted EPS over the period and strong average adjusted ROIC performance.

The Company’s performance goals and actual calculated results for the 2021-2023 cycle are summarized in the table below. Straight-line interpolation is used to calculate actual payouts for these performance-based restricted stock units.

2021-2023 Performance-Based Restricted Stock Units Cycle: Metrics, Weightings and Actual Results

	Threshold	Target	Maximum	Actual
Three-Year Cumulative Adjusted EPS (60% weighting)	$9.92	$14.17	$18.42	$17.11
ROIC (40% weighting)	8.5%	11.5%	14.0%	11.8%
	é	é	é	é
Plan Funding	50%	100%	200%	145.9%

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Time-Based Restricted Stock Units

Time-based restricted stock units that were awarded in 2023 to each NEO vest 25% each year over a four-year period. Cumulative dividend equivalents are paid in cash upon vesting. For information about the specific number of time-based restricted stock units awarded to the NEOs in 2023, see the “2023 Grants of Plan-Based Awards” table on page 62.

Under accounting rules, time-based restricted stock units are expensed over the vesting period using the fair value on the date of grant.

Retirement Programs

Several years ago, the Company closed its primary defined benefit plan in the United States (the “Pension Plan”) to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. Benefits under both the Pension Plan (inclusive of the restoration portion described below) and the Excess Benefit Agreements were frozen on December 31, 2022. In connection with the Pension Plan freeze, Mr. Coughlin, our only NEO who participated in the Pension Plan, became eligible to receive Qualified Core DC Contributions starting in 2023.

Due to the varying tenure of our NEOs and the transition of our retirement plans, our U.S.-based NEOs participated in different programs during 2023 based on their eligibility as follows:

Name	Defined Benefit			Defined Contribution
	Qualified	Nonqualified		Qualified		Nonqualified
	Pension Plan (Frozen)	Supplemental Pension Plan		SIP Plan Matching Contributions	Core DC Contribution	Post-Tax Savings Plan
		Restoration Portion (Frozen)	Excess Benefit Agreement (Frozen)
Richard G. Kyle			✓	✓	✓	✓
Philip D. Fracassa			✓	✓	✓	✓
Christopher A. Coughlin	✓	✓	✓	✓	✓	✓
Hansal N. Patel				✓	✓	✓

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. A summary of the plans in which he participates is set forth below.

The following is a summary of the plans in which the NEOs other than Mr. Roellgen participated during 2023:

•	Qualified Pension Plan: Eligible salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in the Pension Plan, which provides an annual benefit of 0.75% times Final Average Earnings times years of service prior to 2023. “Final Average Earnings” is based on the highest five years of eligible compensation over the 10 years preceding the plan freeze, subject to Internal Revenue Code (the “Code”) limits. Eligible compensation includes base salary and annual cash incentive but excludes long-term incentives. Participants meeting plan eligibility requirements, like Mr. Coughlin, can retire on or after age 62 and receive a lifetime benefit unreduced for commencing payments before age 65. Alternative forms of payment are available, including a lump sum option, with actuarial adjustments.
•	Nonqualified Supplemental Pension Plan: The supplemental pension plan benefit replaces a targeted percentage of pre-retirement income. There are two components to this plan:
(1)	Restoration Portion: A restoration portion restores benefits to affected Company employees that would otherwise be provided under the Pension Plan were it not for Code limits; and
(2)	Individual Excess Benefits Agreements: These arrangements are for legacy NEOs and provide for a benefit based on Final Average Earnings as described above with offsets for other Company-provided benefits.

Supplemental retirement benefits for NEOs who have an Excess Benefit Agreement will be calculated using a target benefit of 60% of Final Average Earnings preceding the plan freeze, offset by the sum of: (a) an annuity which could be purchased at market rates with the value of Company matching contributions, any “Core DC” contributions available under the Company’s Savings and Investment Retirement Plan (the “SIP Plan”), and “Post-Tax Savings Plan” contributions earned prior to the pension freeze, accumulated at an assumed 8% interest rate until benefit commencement, and (b) any Company-provided defined benefit pensions. The net benefit after offsets is automatically paid as a lifetime annuity or an unadjusted 50% joint-and-survivor annuity depending on whether the executive is married when benefits commence. Alternatively, the executive can elect an actuarially equivalent lump sum with payment delayed 5 years.

Participating NEOs ratably earn the 60% benefit over 10 years (15 years for Mr. Kyle) of Company service. All participating NEOs have fully accrued the benefit and are fully vested. Participating NEOs can retire after age 55, but the benefit is reduced by 4% for each year benefits commence prior to age 62. Mr. Coughlin, Mr. Fracassa and Mr. Kyle are currently eligible for retirement under this plan.

•	Qualified SIP Plan Matching Contributions: The SIP Plan is a savings plan which matches 100% on the first 3% of pay contributed by the employee plus 50% on the next 3%, subject to Code limits on compensation and contributions.
•	Qualified Core DC Contributions: Core DC contributions refer to non-matching Company contributions provided within the SIP Plan to eligible U.S.-based salaried employees not earning Pension Plan service. Contributions range from 1% to 4.5% of eligible compensation (up to Code limits) based on an employee’s age plus years of service.
•	Nonqualified Post-Tax Savings Plan: The Post-Tax Savings Plan is intended to restore benefits that would be provided under the SIP Plan were it not for Code limits. Affected employees receive these contributions in taxable cash at year-end.

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. Instead, Mr. Roellgen participates in a legally required French Retirement Indemnity Plan (the “FRIP”) as well as the Timken Europe Supplementary Pension Plan with Defined Benefits (the “Europe Executive Plan”). The FRIP covers all French employees and pays a lump sum benefit based on service. The maximum FRIP benefit payable is six months of pay following 40 years of service. Mr. Roellgen’s benefits under the Europe Executive Plan are equal to 10% of his highest 3 years of pension earnings multiplied by the ratio of his years of service at December 31, 2012 to his years of service at retirement. The benefit is paid in the form of a 60% joint-and-survivor annuity. The Europe Executive Plan benefit vests only upon his retirement from the Company. While his accumulation of years of service was frozen under the Europe Executive Plan in 2012, his benefit continues to reflect compensation increases since 2012. Following the freeze of accumulation of years of service under the Europe Executive Plan, Mr. Roellgen commenced earning benefits under the Company’s French qualified defined contribution plan (the “French DC”). The French DC provides contributions of 4% of eligible compensation to certain employees under French law.

Deferred Compensation

The Company permits certain employees, including the U.S.-based NEOs, to participate in the 1996 Deferred Compensation Plan, as amended and restated effective January 1, 2023 (the “Deferred Compensation Plan”), that allows them to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary and incentive compensation payable in cash. Beginning in 2023, the Company removed the ability to defer employee or Company 401(k) contributions and/or core defined contributions in excess of tax limits. Cash deferrals earn interest quarterly at a rate based on the prime rate plus 1%. All of the NEOs (other than Mr. Roellgen) were eligible to participate in the Deferred Compensation Plan. In 2023, Mr. Kyle, Mr. Fracassa and Mr. Patel earned above-market interest, as defined by the SEC, on amounts deferred under the Deferred Compensation Plan. The above-market interest earned resulted from an increase in the prime rate, relative to long term interest rates, due to the current interest rate environment.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the Deferred Compensation Plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in recruitment and retention.

Other Benefits

The NEOs are eligible to participate in customary benefit programs offered broadly to certain other employees, including health, disability and life insurance programs.

Additionally, Mr. Roellgen participates in the Timken European Stock Ownership Plan (the “TESOP”). The TESOP is a stock ownership plan established in accordance with French law that allows participants to make contributions to a fund with a corresponding company match of up to 1.4% (subject to certain legal limits) that invests a portion of the contribution in Company stock. Mr. Roellgen also participates in a legally required French profit-sharing plan that provides a modest benefit.

The NEOs also may receive certain limited perquisites, including executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), and travel for spouses when accompanying NEOs on business travel. Mr. Roellgen also receives reimbursement of Company car-related expenses in accordance with local benefits practices in France.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a very small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments through severance agreements with individual NEOs in the event of involuntary termination of employment without cause or, following a change in control, in the event of involuntary termination of employment without cause or termination of employment by the executive under certain circumstances. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause or terminated under other qualifying circumstances.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by WTW. Severance pay was established as a multiple of base salary and actual annual cash incentive compensation. In the event of a qualifying termination of employment, an NEO would also be entitled to vesting of equity-based awards in accordance with the respective grant agreement, health and welfare benefits, outplacement services, and (in the event of a qualifying termination that follows a change in control) benefits under our retirement benefit programs. The severance agreements do not contain excise tax gross-up provisions. The types of severance benefits for which our NEOs are potentially eligible, and the potential benefit and compensation amounts, are further described and quantified below under “Potential Payments Upon Termination or Change in Control” on page 67 and in the “Termination Scenarios” table on page 70.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives (including the NEOs) and are intended to align the interests of executive management with those of our shareholders. These guidelines establish a specific ownership target for each of the NEOs.

In determining whether the executive met his or her individual ownership target for 2023, the Company considered shares owned by the executive and full-value equity awards held by the executive, including deferred shares and time-based restricted stock units (stock settled) still subject to vesting conditions. Performance-based shares/units are not counted towards ownership until they are vested, and shares that are subject to unexercised options are not counted towards ownership.

The stock ownership requirement is based on a multiple of base salary. Each NEO must meet this requirement within five years of becoming an NEO. The NEO must retain any net shares after tax until the ownership requirement is met. If ownership falls below the requirement due to a decline in share price, the expectation would be for the NEO to maintain net shares after tax with respect to vested equity awards until the ownership requirement is met. The stock ownership guidelines do not require purchasing shares on the open market, but rather maintaining net shares on future vestings. As of December 31, 2023, all NEOs exceeded their individual ownership targets.

Officer Name	Stock Ownership Requirement – Multiple of Base Salary	Actual Stock Ownership – Multiple of Base Salary*
Mr. Kyle	7x	29.1x
Mr. Fracassa	3x	13.1x
Mr. Coughlin	3x	13.8x
Mr. Roellgen	3x	11.6x
Mr. Patel	2x	3.5x

* Calculated by multiplying the number of shares held by each NEO on December 31, 2023 by the daily average stock price for the year ending December 31, 2023 and dividing that product by each NEO’s 2023 base salary.

Anti-Hedging/Pledging Policies

The Company has adopted formal policies that prohibit our Directors, NEOs, other officers, and employees (and related persons) from pledging Company common shares or hedging the economic risk related to such stock ownership. In addition to prohibiting hedging transactions generally, the policies also expressly forbid use of the following types of hedging transactions: puts, calls, short sales, and the purchase of Company stock on margin.

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2020 and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company, and that several of our current practices effectively mitigate risk and promote performance. In each of 2021, 2022, and 2023, the Compensation Committee discussed any year-over-year changes that could impact risk with WTW. The Compensation Committee and WTW concluded that no plan changes were implemented in 2023 that would materially affect the existing risk profile of the compensation programs, and that several of our current practices effectively mitigate risk and promote performance.

Clawback Provisions

Historically, the Company has maintained specific provisions in its incentive compensation programs regarding the recovery of awards to deter certain types of conduct, including conduct that leads to a restatement of the Company’s financial statements. During 2023, in light of new rules promulgated by NYSE and SEC requirements, we adopted the Clawback Policy to comply with the new requirements.

Mandatory Accounting Restatement Provisions

The Clawback Policy provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers (including the NEOs) in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures. The Clawback Policy includes limited exceptions to the requirement to clawback amounts in the event of an accounting restatement in accordance with NYSE rules and SEC requirements. Amounts received prior to the adoption of the Clawback Policy continue to be governed by the historical clawback provisions in the Company’s incentive compensation documentation.

Permissive Accounting Restatement Provisions

The Clawback Policy also provides for permissive clawback (at the election of the Compensation Committee) from covered Company employees (including the NEOs) who are determined to be personally responsible for causing the accounting restatement due to their personal misconduct or fraudulent activity. Such recovery may include up to 100% of short-term incentive awards received during an applicable recovery period and up to 100% of certain equity awards identified in the Clawback Policy (but limited in both cases to the amount by which such awards exceeded the amounts that would have been earned and paid based on the restated amounts).

Detrimental Activity and Restrictive Covenant Provisions

The Clawback Policy further provides for forfeiture of outstanding but unpaid equity awards by certain Company employees (including the NEOs) who are determined to have engaged in certain detrimental activity during employment or service with the Company. In addition, the Clawback Policy requires certain Company employees (including the NEOs) to forfeit equity awards and dividend equivalents (and/or make certain repayments to the Company regarding such awards) if they breach their obligations under any restrictive covenant arrangements with the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A for the year ended December 31, 2023 with our management. Based on the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and this Proxy Statement for filing with the SEC.

Ajita G. Rajendra (Compensation Committee Chair)
Elizabeth A. Harrell
Sarah C. Lauber
John A. Luke, Jr.
James F. Palmer
Frank C. Sullivan

EXECUTIVE COMPENSATION

2023 Summary Compensation Table

The following table sets forth information concerning compensation for our NEOs:

Name and Principal Position	Year	Salary	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Richard G. Kyle	2023	$1,145,380	$5,982,334	$1,857,835	$1,258,413	$534,447	$10,778,409
President & CEO	2022	$1,067,072	$4,876,769	$1,873,405	$0	$420,284	$8,237,530
	2021	$1,037,145	$4,422,240	$958,338	$2,674,337	$573,270	$9,665,330
Philip D. Fracassa	2023	$644,225	$2,498,858	$668,767	$539,632	$207,484	$4,558,966
Executive Vice President and Chief	2022	$608,396	$1,405,114	$683,603	$0	$150,144	$2,847,257
Financial Officer	2021	$573,159	$1,249,358	$337,694	$708,956	$166,410	$3,035,577
Christopher A. Coughlin	2023	$646,726	$2,342,105	$671,363	$0	$229,463	$3,889,657
Executive Vice President and	2022	$621,135	$2,122,694	$697,917	$0	$120,723	$3,562,469
President Industrial Motion	2021	$572,970	$1,333,395	$337,582	$498,724	$158,935	$2,901,606
Andreas Roellgen (1)	2023	$525,349	$1,062,483	$511,278	$292,321	$90,855	$2,482,286
Executive Vice President and	2022	$420,777	$570,775	$405,792	$0	$135,198	$1,532,542
President Engineered Bearings	2021	$375,501	$472,478	$151,609	$0	$72,420	$1,072,008
Hansal N. Patel	2023	$502,533	$921,672	$456,468	$11,188	$107,536	$1,999,397
Vice President, General Counsel	2022	$457,692	$777,261	$445,068	-	$61,887	$1,741,908
& Secretary	2021	$415,215	$704,048	$198,400	-	$53,761	$1,371,424
(1)	Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2023 was €1.00 = $1.1039, which was the applicable exchange rate as of December 31, 2023. For all other columns in this table, the conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for 2023 was €1.00 = $1.0817 (the average monthly exchange rate for the 2023 calendar year), which approach we believe provides a reasonable representation of his compensation by accounting for currency exchange fluctuations that occurred throughout the calendar year.
(2)	The amounts shown in this column for 2023 include the grant date fair value of time-based restricted stock units granted in 2023. See the description of time-based restricted stock units on page 53. Additionally, this column includes the grant date fair market value of the performance-based restricted stock units for the 2023-2025 performance cycle at target. See the description of the performance-based restricted stock units on page 51. Should performance equal or exceed the maximum goals for these performance-based restricted stock units, the grant date fair value for such awards would be: Mr. Kyle - $7,177,094; Mr. Fracassa - $1,915,883; Mr. Coughlin - $2,014,024; Mr. Roellgen - $1,275,833; and Mr. Patel - $1,105,153.

For Mr. Coughlin, the amount shown in this column for 2022 also includes the grant date fair value of a grant of 10,000 deferred shares made to Mr. Coughlin on August 3, 2022 in connection with being named Executive Vice President, President of Industrial Motion. These shares vested in full on December 31, 2023. The amount shown in this column for 2023 also includes the grant date fair value of an award of 8,000 deferred shares made to Mr. Coughlin on February 10, 2023, and an award of 12,000 deferred shares to Mr. Fracassa on December 7, 2023. These one-time grants were made in connection with the Company’s ongoing executive officer succession planning process to promote the retention of Mr. Coughlin and Mr. Fracassa. These shares vest in full on March 31, 2025, for Mr. Coughlin, and on March 31, 2026, for Mr. Fracassa, both contingent on continued employment with the Company. The entire award will be forfeited if either individual voluntarily leaves the Company for any reason prior to the vesting date.

The amounts shown in this column are computed in accordance with FASB ASC Topic 718.

(3)	The amounts shown in this column for 2023 represent actual cash award payouts under the annual cash incentive plan for 2023 performance. Both Mr. Fracassa and Mr. Patel elected to defer receipt of a portion of their 2023 annual cash incentive plan payout under the Deferred Compensation Plan.
(4)	The amounts shown in this column for 2023 represent the difference between the accumulated benefit amounts shown in the 2023 Pension Benefits Table as of December 31, 2023 and those amounts calculated as of December 31, 2022. See “2023 Pension Benefits Table” on page 65 for a description of how the amounts as of December 31, 2023 were calculated. For U.S.-based NEOs, the amounts as of December 31, 2022 were calculated in the same manner as the December 31, 2023 amounts, except that discount rates of 5.70% for nonqualified plans and 5.62% for qualified plans were used (compared to discount rates of 5.45% and 5.37%, respectively, for the 2023 amounts). For Mr. Roellgen, the amounts as of December 31, 2022 were calculated in the same manner as 2023 amounts, except that a discount rate of 3.75% was used (compared to a discount rate of 3.20% for 2023). Values were determined assuming retirement at age 62 for U.S. NEOs and 63.75 for Mr. Roellgen, the earliest age unreduced pension benefits are payable from the applicable plans in each case. While the Summary Compensation Table includes a $0 value for change in pension value for Mr. Coughlin, the value of his pension actually decreased $68,151 in 2023, primarily due to Mr. Coughlin having passed age 62. Mr. Patel does not participate in the Pension Plan, receive supplemental pension plan benefits, or have an Excess Benefit Agreement. The amounts shown in this column for 2023 also include above-market interest, as defined by the SEC, earned on amounts deferred under the Deferred Compensation Plan for Mr. Kyle, Mr. Fracassa and Mr. Patel, in the amounts of $54,049, $71,215, and $11,188, respectively. The above-market interest earned resulted from an increase in the prime rate, relative to long term interest rates, due to the current interest rate environment.
(5)	The amounts shown in this column for 2023 are detailed in the following table:
Name	Annual Company Contribution to SIP, Core DC, and/or French DC (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Personal Use of Company Country Club Memberships (c)	Personal and Spousal Travel and Related Expenses (d)	Cash Dividend Equivalents (e)	Life Insurance (f)	Other (g)
Richard G. Kyle	$28,050	$228,547	$2,110	$10,347	$20,068	$240,046	$5,279	-
Philip D. Fracassa	$28,050	$84,815	$3,013	$12,660	$9,894	$66,131	$2,921	-
Christopher A. Coughlin	$29,700	$91,318	$1,316	$4,790	$7,930	$89,807	$4,602	-
Andreas Roellgen	$37,673	-	$3,369	-	$2,398	$21,308	$1,523	$24,584
Hansal N. Patel	$24,750	$46,320	$1,868	-	$7,865	$26,234	$499	-
(a)	“SIP” refers to the Savings and Investment Retirement Plan, which is the Company’s primary U.S. qualified defined contribution plan for eligible salaried employees, under which the Company makes matching contributions and “Core DC” contributions to the accounts of eligible U.S. salaried employees. Messrs. Kyle, Fracassa, Coughlin and Patel received SIP matching contributions and Core DC contributions during 2023. “French DC” refers to the Company’s French qualified defined contribution plan under which Mr. Roellgen received contributions. See the “Retirement Programs” section on page 53 for plan details.

(b)	The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for eligible U.S. salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code.
(c)	The amounts shown for personal use of country club memberships reflect prorated amounts of Company-paid annual membership dues in 2023 that relate to personal use by the NEOs. There are no incremental costs to the Company for personal use, as just one annual payment is made to cover membership dues for both business use and personal use, but all personal expenses are allocated to, and borne by, the NEOs.
(d)	The amounts shown in this column represent expenses related to spousal travel and/or personal travel. If applicable, spousal travel amounts may include the incremental cost of transportation and meals while traveling. Personal travel amounts may include incremental travel expenses for personal use of the Company aircraft such as direct variable operating costs related to fuel, maintenance expenses, landing and parking fees, crew accommodations and meals. Since the aircraft is used primarily for business travel, the Company does not include in the calculation the fixed costs that do not change based on usage. No tax gross-ups on the related imputed income are paid.
(e)	Reflects cumulative dividend equivalents paid in cash in 2023 upon vesting for applicable time-based restricted stock units, performance-based restricted stock units, and deferred shares (if applicable).
(f)	The amounts shown represent the actual premiums paid by the Company for term life insurance (which is provided by the Company for all eligible employees at a level equal to one times their annual salary) and long-term disability insurance.
(g)	This column reflects Mr. Roellgen’s Company car benefit, Company contributions into his TESOP, and an additional amount of $11,250 paid under the legally required French profit-sharing plan.

2023 Grants of Plan-Based Awards

The following table sets forth information concerning certain grants made to our NEOs during 2023:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard G.	02/09/2023 RSUs (1)							28,050	$ 2,393,787
Kyle	02/09/2023 CSTIP (2)	$ 143,172	$ 1,431,725	$ 2,863,450
	02/09/2023 Perf RSUs (3)				4,205	42,050	84,100		$ 3,588,547
Philip D.	02/09/2023 RSUs (1)							7,475	$ 637,917
Fracassa	02/09/2023 CSTIP (2)	$ 51,538	$ 515,380	$ 1,030,760
	02/09/2023 Perf RSUs (3)				1,123	11,225	22,450		$ 957,942
	12/7/2023 Def Shrs (4)							12,000	$ 903,000
Christopher A.	02/09/2023 RSUs (1)							7,875	$ 672,053
Coughlin	02/09/2023 CSTIP (2)	$ 51,738	$ 517,380	$ 1,034,761
	02/09/2023 Perf RSUs (3)				1,180	11,800	23,600		$ 1,007,012
	02/10/2023 Def Shrs (4)							8,000	$ 663,040
Andreas	02/09/2023 RSUs (1)							4,975	$ 424,567
Roellgen	02/09/2023 CSTIP (2)	$ 39,568	$ 395,683	$ 791,365
	02/09/2023 Perf RSUs (3)				748	7,475	14,950		$ 637,917
Hansal N.	02/09/2023 RSUs (1)							4,325	$ 369,096
Patel	02/09/2023 CSTIP (2)	$ 35,177	$ 351,773	$ 703,546
	02/09/2023 Perf RSUs (3)				648	6,475	12,950		$ 552,577
(1)	The “RSUs” amounts shown reflect the time-based restricted stock units granted to each NEO in 2023 under the Equity and Incentive Compensation Plan. See the description of time-based restricted stock units on page 53.
(2)	The “CSTIP” amounts shown reflect payout opportunities at threshold, target and maximum performance levels under the annual cash incentive plan design for 2023. Threshold is reflected as the minimum payout if (a) the adjusted EBITDA results would lead to a payout under that metric of zero, (b) one of either the adjusted EBITDA margin or free cash flow metric results would lead to a payout of zero, (c) the results for the other metric identified in clause (b) (either adjusted EBITDA margin or free cash flow) would lead to a payout at threshold under that metric, and (d) adjusted EBITDA margin was greater than 12.5%. See the “Annual Cash Incentive” section on page 48 for additional details.
(3)	The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for the performance-based restricted stock units covering the 2023-2025 cycle granted to each NEO in 2023 under the Equity and Incentive Compensation Plan. Threshold is reflected as the minimum payout if the adjusted EPS metric pays at threshold, the adjusted ROIC metric pays at threshold, but performs above the plan circuit breaker, and the relative TSR metric pays at threshold. See the description of the performance-based restricted stock units on page 51.
(4)	The “Def Shrs” amounts shown reflect a one-time grant of 8,000 deferred shares made to Mr. Coughlin on February 10, 2023, and a one-time grant of 12,000 deferred shares made to Mr. Fracassa on December 7, 2023. These one-time grants were made in connection with the Company’s ongoing executive officer succession planning process to promote the retention of Mr. Coughlin and Mr. Fracassa. These shares vest in full on March 31, 2025, for Mr. Coughlin, and on March 31, 2026, for Mr. Fracassa, both contingent on continued employment with the

Company. The entire award will be forfeited if either individual voluntarily leaves the Company for any reason prior to the vesting date.

(5)	The amounts shown reflect the grant date fair value of time-based restricted stock units and performance-based restricted stock units granted in 2023, calculated in accordance with FASB ASC Topic 718. The fair market value of time-based restricted stock units and performance-based restricted stock units is the opening price of our common shares on the date of grant multiplied by the number of shares granted (or, for performance-based restricted stock units, the “target” number of shares granted, which represents the probable outcome of the applicable performance conditions as of the grant date).

For more information regarding certain compensation arrangements with our NEOs, please refer to the “Potential Payments Upon Termination or Change in Control” section on page 67. For information regarding the amount of various compensation elements in proportion to total compensation, see the NEO pay mix charts in the “Aligning Pay with Performance” section on page 43.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information concerning unexercised Company stock options and stock awards that have not vested for each of our NEOs as of December 31, 2023:

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised (#) Options	Number of Securities Underlying Unexercised (#) Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Richard G. Kyle						02/10/2020 (2)	8,338	$668,291	-	-
						02/10/2021 (2)	11,838	$948,816	-	-
						02/10/2022 (3)	-	-	43,575	$3,492,536
						02/10/2022 (2)	21,788	$1,746,308	-	-
						02/09/2023 (3)	-	-	42,050	$3,370,308
						02/09/2023 (2)	28,050	$2,248,208	-	-
Philip D. Fracassa						02/10/2020 (2)	2,313	$185,387	-	-
						02/10/2021 (2)	3,350	$268,503	-	-
						02/10/2022 (3)	-	-	12,550	$1,005,883
						02/10/2022 (2)	6,282	$503,502	-	-
						02/09/2023 (3)	-	-	11,225	$899,684
						02/09/2023 (2)	7,475	$599,121	-	-
						12/07/2023 (4)	12,000	$961,800	-	-
Christopher A. Coughlin	02/13/2017	36,825	-	$45.35	02/13/2027	02/10/2020 (2)	2,513	$201,417	-	-
	02/12/2018	37,925	-	$44.65	02/12/2028	02/10/2021 (2)	3,575	$286,536	-	-
	02/12/2019	40,750	-	$42.60	02/12/2029	02/10/2022 (3)	-	-	13,275	$1,063,991
						02/10/2022 (2)	6,638	$532,036	-	-
						02/09/2023 (3)	-	-	11,800	$945,770
						02/09/2023 (2)	7,615	$610,342	-	-
						02/10/2023 (4)	8,000	$641,200	-	-
Andreas Roellgen	02/13/2017	6,850	-	$45.35	02/13/2027	02/10/2020 (2)	744	$59,632	-	-
	02/12/2018	7,925	-	$44.65	02/12/2028	02/10/2021 (2)	1,263	$101,229	-	-
	02/12/2019	8,525	-	$42.60	02/12/2029	02/10/2022 (3)	-	-	5,100	$408,765
						02/10/2022 (2)	2,550	$204,383	-	-
						02/09/2023 (3)	-	-	7,475	$599,121
						02/09/2023 (2)	4,975	$398,746	-	-
Hansal N. Patel						02/10/2020 (2)	944	$75,662	-	-
						02/10/2021 (2)	1,888	$151,323	-	-
						02/10/2022 (3)	-	-	6,950	$557,043
						02/10/2022 (2)	3,469	$278,040	-	-
						02/09/2023 (3)	-	-	6,475	$518,971
						02/09/2023 (2)	4,325	$346,649	-	-
(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant and will expire ten years after the date of grant. Nonqualified stock options were eliminated from our long-term incentive award mix in 2020.
(2)	Time-based restricted stock units vest 25% per year over the four-year period from the date of grant. Upon an NEO becoming retirement eligible, restricted stock units may be withheld prior to vesting for taxes owed on such restricted stock units being deemed nonforfeitable.
(3)	Performance-based restricted stock units vest after the end of the three-year performance cycle based on the achievement of performance objectives. For the performance-based restricted stock units granted on February 10, 2022 and February 9, 2023, amounts are shown at target.
(4)	Deferred shares for Mr. Fracassa granted on December 7, 2023 vest 100% on March 31, 2026. Deferred shares for Mr. Coughlin granted on February 10, 2023 vest 100% on March 31, 2025. Both grants vest in full, contingent on continued employment with the Company.

The market value of the stock awards shown in the table above was determined based upon the closing price of our common shares on December 31, 2023, which was $80.15.

2023 Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by and vesting of other equity-based awards for our NEOs during 2023:

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (3)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard G. Kyle	289,725	$ 10,786,837	78,529	$6,428,868
Philip D. Fracassa	34,825	$ 1,509,438	22,009	$1,801,557
Christopher A. Coughlin	57,475	$ 3,346,195	32,965	$2,678,631
Andreas Roellgen	-	-	8,093	$662,062
Hansal N. Patel	968	$ 31,537	11,433	$934,324

(1)	Nonqualified stock options were eliminated from our long-term incentive award mix in 2020.
(2)	Stock awards include time-based restricted stock units and performance-based restricted stock units for all NEOs. For Mr. Coughlin, stock awards also include deferred shares. The value realized on vesting for time-based and performance-based restricted stock units and deferred shares is the number of shares that vested in 2023 multiplied by the fair market value of our common shares on the date of vesting. Fair market value for performance-based restricted stock units is determined by the average of the high and low price of our common shares on the date of vesting, which is the date that the Compensation Committee approves the performance score payout associated with such award.
(3)	The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares at the time of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.
2023 Pension Benefits Table

Year-over-year changes in pension values are influenced by plan participation, age, length of service, and, solely for Mr. Roellgen, changes in annual cash compensation, as well as external factors such as changes to mortality assumptions, discount rates, and interest on the prior year’s values as the benefits are one year closer to being paid. Lower interest rates resulted in positive change in actuarial pension values from the prior year measurement period for the frozen U.S. defined benefit pension plans.

The following table sets forth the number of years of credited service and actuarial present value of the defined benefit pension plans for our NEOs as of December 31, 2023 (see the “Retirement Programs” section on page 53 for additional details of the material features of these plans):

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)
Richard G. Kyle (2)	Supplemental Pension Plan	16.7	$12,978,198
	Pension Plan	-	-
Philip D. Fracassa (2)	Supplemental Pension Plan	17.2	$4,653,375
	Pension Plan	-	-
Christopher A. Coughlin	Supplemental Pension Plan	38.5	$5,550,356
	Pension Plan	38.5	$1,125,944
Andreas Roellgen (3)	Europe Executive Plan	15.3	$662,302
	FRIP	26.3	$279,884
Hansal N. Patel (2)	Supplemental Pension Plan	-	-
	Pension Plan	-	-
(1)	The “Present Value of Accumulated Benefit” is the present value of pension benefits earned as of December 31, 2023 that would be payable under that plan for the life of the executive, beginning at age 62 for U.S. NEOs and age 63.75 for Mr. Roellgen. See Note 17 – Retirement Benefit Plans in the Notes to the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for details about the assumptions used to determine present value.
(2)	Because Mr. Kyle, Mr. Fracassa and Mr. Patel were not employed by the Company as of December 31, 2003, they did not accumulate any service under the Pension Plan. Mr. Patel also does not receive Supplemental Pension Plan benefits.
(3)	Because Mr. Roellgen is based in Colmar, France, he is not eligible for either the Pension Plan or the Supplemental Pension Plan. Instead, Mr. Roellgen is a participant in the FRIP and the Europe Executive Plan. Mr. Roellgen had earned 15.3 years of service under the Europe Executive Plan when his accumulation of years of service under such plan was frozen at the end of 2012. Mr. Roellgen’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of this table was €1.00 = $1.1039, which was the applicable exchange rate as of December 31, 2023.
2023 Nonqualified Deferred Compensation

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2023 and the account balances as of December 31, 2023 for the NEOs:

Name	Executive Contributions in 2023 (1)	Company Contributions in 2023	Aggregate Earnings in 2023 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2023 (3)
Richard G. Kyle	$229,076	-	$113,688	-	$1,468,735
Philip D. Fracassa	$581,063	-	$148,311	-	$1,868,852
Christopher A. Coughlin	-	-	-	-	-
Andreas Roellgen	-	-	-	-	-
Hansal N. Patel	$66,907	-	$23,456	-	$305,052
(1)	Amounts shown as executive contributions in 2023, if any, were reported in the 2023 Summary Compensation Table (for base salary) or in the 2022 Summary Compensation Table (for payments made under the annual cash incentive plan).

(2)	This column includes interest earned from cash deferrals. In 2023, Mr. Kyle, Mr. Fracassa and Mr. Patel earned above-market interest, as defined by the SEC, on amounts deferred under the Deferred Compensation Plan in the amounts of $54,049, $71,215, and $11,188, respectively. The above-market interest earned resulted from an increase in the prime rate, relative to long term interest rates, due to the current interest rate environment. The earnings during previous years were not above market or preferential; therefore, these amounts were not included in the 2023 Summary Compensation Table.
(3)	Includes $914,021 for Mr. Kyle, $897,794 for Mr. Fracassa, and $198,419 for Mr. Patel that was previously reported as compensation in Summary Compensation Tables for prior years.

The Deferred Compensation Plan allows certain employees, including the U.S.-based NEOs, to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary and incentive compensation payable in cash. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus 1%. For further information, see the “Deferred Compensation” section on page 55.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Equity and Incentive Compensation Plan, the Predecessor Long-Term Incentive Plan, and our retirement and benefit plans in certain situations. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. All scenarios are assumed to have occurred on December 31, 2023.

Change in Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the NEO’s responsibilities or base salary, or termination of the NEO’s employment without cause, within a specified number of years following a change in control of the Company (as defined in the Severance Agreements), each NEO will be entitled to receive a lump sum payment in an amount equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the greater of (a) the NEO’s annual base salary in effect prior to the termination and (b) the NEO’s annual base salary in effect prior to the change in control; plus (2) the greater of (a) the NEO’s target annual cash incentive compensation for the year in which the NEO terminates employment and (b) the NEO’s target annual cash incentive compensation for the year in which the change in control occurs. For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law.

NEO	Change In Control Multiple
Mr. Kyle	3.0x
Mr. Fracassa	3.0x
Mr. Coughlin	3.0x
Mr. Roellgen	2.0x
Mr. Patel	1.5x

In addition, each U.S.-based NEO who is eligible for a supplemental retirement benefit would receive a lump sum amount. The lump sum amount is determined by calculating the benefit under each of the Pension Plan and the Supplemental Pension Plan. Under the Severance Agreements, pension benefits for Messrs. Kyle, Fracassa, and Coughlin would be based on service through the December 31, 2022 pension freeze date. The lump sum amount is reduced by the lump sum equivalent of the benefit otherwise payable from the Pension Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

The Severance Agreements also provide Messrs. Kyle, Fracassa, and Coughlin with contributions to the SIP Plan and the Post-Tax Savings Plan on the three years of change in control compensation they would receive.  The agreements for Messrs. Patel and Roellgen do not provide for any such contributions in the event of a change in control.

At the time the conditions are met after a change in control, any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options. Performance-based restricted stock units would vest based on actual performance through the most recent date prior to the change in control. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. The U.S.-based NEOs also would be entitled to continuation of health and welfare benefits through the applicable severance period (in other words, a number of years equal to the change in control multiple in the table above) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen).

None of the Severance Agreements with the NEOs contains an excise tax gross-up provision.

Voluntary Termination

If an NEO voluntarily terminates his or her employment with the Company, we generally provide no enhanced termination benefits such as severance, benefits, perquisites or vesting of any equity-based grants, although the Compensation Committee reserves the right to make adjustments where warranted.

Involuntary Termination With Cause

The Company provides no standard severance, benefits, perquisites or vesting of any equity-based grants in the case where an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the NEO has committed any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) that would constitute a material breach of the NEO’s duty of loyalty to the Company (or a Company subsidiary as applicable).

If the Company terminates an NEO’s employment for cause, no benefit is payable under the Excess Benefit Agreements.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause other than in connection with a change in control, each NEO is entitled to a lump sum severance payment equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the NEO’s base salary and (2) an amount equal to the highest annual cash incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target annual cash incentive compensation for the year in which the NEO is terminated (or, for Mr. Roellgen, the actual annual cash incentive compensation earned for the full year in which he is terminated). For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. Each NEO also is entitled to continuation of certain health and welfare benefits through the applicable severance period (in other words, a number of years equal to the applicable multiple in the table below) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen). Equity-based grants vest through the period of time equal to one year multiplied by the severance multiple in the table below in the case of an involuntary termination without cause, with up to three years to exercise stock options.

NEO	Severance Multiple
Mr. Kyle	2.0x
Mr. Fracassa	1.5x
Mr. Coughlin	1.5x
Mr. Roellgen	1.0x
Mr. Patel	1.0x

The values shown in the Termination Scenarios table below for the retirement benefits (where eligible) are payable in the same form and manner as described in the “Retirement Programs” discussion on pages 53 to 55. In the event of involuntary termination without cause, the benefit is determined and payable as described in the “Retirement Programs” discussion on pages 53 to 55, but with up to two additional years of service credit, except with respect to pension benefits for Messrs. Kyle, Fracassa, and Coughlin, which would be calculated based on service through the December 31, 2022 pension freeze date.

Retirement

“Retirement” for purposes of outstanding grants to NEOs under the Equity and Incentive Compensation Plan means either: (1) voluntary termination of the NEO at or after age 62; or (2) retirement after the NEO has reached age 55 and has accrued at least 15 years of continuous service, with the consent of the Board or the Compensation Committee. Treatment of equity awards for NEOs who retire includes normal vesting of Equity and Incentive Compensation Plan awards as if the officer had remained in the continuous employ of the Company (except performance-based restricted stock units, which are prorated through the last day of employment and paid at the end of the performance period).

Amounts shown in the retirement column in the Termination Scenarios table below for “Retirement Benefits” are for NEOs who are eligible to retire under the Pension Plan or under an individual Excess Benefit Agreement as of December 31, 2023 assuming the NEOs immediately retire. The amounts shown are in addition to the corresponding amounts reflected in the 2023 Pension Benefits Table on page 65 (which assumes retirement of the NEO at age 62). See the “Retirement Programs” section on page 53 for additional details.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for U.S.-based NEOs who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date). The benefit is equal to 50% of the benefit payable as if such NEO had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment, and died the next day. If the U.S.-based NEO has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

All equity-based Equity and Incentive Compensation Plan and Predecessor Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability, except performance-based restricted stock units, which are prorated and paid at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. In the case of death, the survivor has up to five years to exercise stock options.

Termination Scenarios

Mr. Kyle
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$5,154,209	$7,731,314
Equity (2)	-	-	-	$9,063,362	$10,768,233	$11,912,374
Retirement Benefits (3)	-	-	$1,817,247	-	-	$695,818
Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$1,817,247	$9,063,362	$16,001,942	$20,419,006
Mr. Fracassa
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,739,407	$3,478,814
Equity (2)	-	-	-	$3,488,689	$2,878,988	$4,274,079
Retirement Benefits (3)	-	-	$1,081,343	-	-	$301,497
Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$1,081,343	$3,488,689	$4,697,895	$8,133,890
Mr. Coughlin
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,746,159	$3,492,318
Equity (2)	-	-	$3,030,391	$3,316,928	$3,281,501	$4,144,316
Retirement Benefits (3)	-	-	-	-	-	$314,309
Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$3,030,391	$3,316,928	$5,107,160	$8,030,443
Mr. Roellgen (5)
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$919,361	$1,838,723
Equity (2)	-	-	-	$1,236,153	$1,304,602	$1,504,335
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$19,633	$39,265
Total	-	-	-	$1,236,153	$2,243,596	$3,382,323
Mr. Patel
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$854,306	$1,281,459
Equity (2)	-	-	-	$1,395,973	$1,488,546	$1,575,028
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$26,500	$39,750
Total	-	-	-	$1,395,973	$2,369,352	$2,896,237

(1)	“Cash Severance” amounts are determined by multiples of annual pay provided in the Severance Agreements.
(2)	“Equity” includes deferred shares, time-based restricted stock units, performance-based restricted stock units and stock option grants. Treatment of equity-based grants in the event of a termination or change in control is described in the “Potential Payments Upon Termination or Change in Control” section on page 67. Beginning with the Predecessor Long-Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a qualifying termination following a change in control. All stock options are valued based on the difference between the below closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested stock options that would accelerate, as provided for in the Severance Agreements. For retirement eligible NEOs, amounts shown reflect both the value of unvested restricted stock units and stock options that would vest as described in the “Retirement” section on page 53 following retirement as well as the value of performance-based restricted stock units, which are prorated through the last day of employment (for purposes of this table, assuming December 31, 2023 as the termination date). All full-value awards are valued at the closing price of our common shares on December 31, 2023, which was $80.15.
(3)	“Retirement Benefits” for eligible NEOs represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a qualifying termination following a change in control.

Values are shown under the retirement scenario for only those NEOs who were eligible for early retirement as defined in the applicable retirement plan as of December 31, 2023 and reflect the incremental present value above what they would receive at age 62. As of December 31, 2023, Mr. Kyle and Mr. Fracassa were eligible for early retirement as defined in the applicable retirement plan. Mr. Coughlin reached the earliest unreduced retirement age of 62 for the plan year; therefore, there is no longer an incremental benefit value to report in the event of an early retirement.

(4)	“Other Benefits” consist of continuation of health and welfare benefits through the severance period, with estimated values for U.S.-based NEOs of $16,500 per year and for Mr. Roellgen of $770 per year, plus outplacement services (if elected) with estimated values of $10,000 per year for U.S.-based NEOs and $20,700 per year for Mr. Roellgen.
(5)	Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars was €1.00 = $1.0817 (the average monthly exchange rate for the calendar year).

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2023 regarding the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan. Under the Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan, we have made equity compensation available to Directors, officers and other employees of the Company. The Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options,warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders (4)	1,256,003	$42.69	5,023,240
Equity compensation plans not approved by security holders	-	-	-
Total:	1,256,003	$42.69	5,023,240

(1)	The amount shown in column (a) includes the following grants made under both the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan: nonqualified stock options – 386,617; deferred shares – 45,500; performance-based restricted stock units – 509,032 (assuming payout levels at target and settlement in shares; at maximum payout levels for performance-based restricted stock units, an additional 509,032 shares would be issued); and time-based restricted stock units – 314,854 (assuming settlement in shares).
(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.
(3)	The amount shown in column (c) represents common shares remaining available under the Equity and Incentive Compensation Plan, under which the Compensation Committee is authorized to make awards of common shares, nonqualified stock options, incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, performance units and restricted stock units, and is inclusive of eligible recycled shares from the Predecessor Long Term Incentive Plan as described below. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Equity and Incentive Compensation Plan, nonemployee Directors are eligible for awards of restricted shares, restricted stock units, common shares and option rights. In 2019, the Equity and Incentive Compensation Plan was approved by shareholders at the annual meeting of shareholders authorizing 10,000,000 shares of common stock. Shares from the Predecessor Long-Term Incentive Plan are no longer available to be issued. However, if any common shares subject to an award granted under the Predecessor Long Term Incentive Plan are forfeited, or an award granted under the Predecessor Long Term Incentive Plan (in whole or in part) is canceled or forfeited, expires, is settled in cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Equity and Incentive Compensation Plan. Under the Equity and Incentive Compensation Plan, for any award that is not an option right or a stock appreciation right, 3.5 common shares are subtracted from the maximum number of common shares available under the plan for every common share granted under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted. Recycled option rights and stock appreciation rights from the Predecessor Long Term Incentive Plan are added back to the maximum number of common shares available under the plan by one common share. For any award that is not an option right or stock appreciation right, 3.5 common shares are added to the maximum number of shares available under the plan.

(4)	The Company also maintains the Director Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which Directors and other employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Equity and Incentive Compensation Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

CEO PAY RATIO

For 2023, the ratio of our CEO’s annual total compensation (“CEO Compensation”) to the median of the annual total compensation of all of our employees (other than our CEO and the Excluded Employees (as defined below)) as described below (“Median Annual Compensation”), commonly referred to as the “CEO Pay Ratio”, was 193 to 1.

This CEO Pay Ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below, but there may be a degree of imprecision due to the permitted use of reasonable estimates and assumptions in preparing this CEO Pay Ratio disclosure. In this summary, we refer to the employee who received our Median Annual Compensation as our “Median Employee.” For purposes of this disclosure, the date used to identify our Median Employee was October 1, 2023 (the “Determination Date”). We did not use the same Median Employee to calculate the CEO Pay Ratio for 2023 that we identified for the calculation in 2022 (the “2022 Median Employee”), as there was a material change in our employee population in 2023 which resulted in the selection of a new Median Employee. Our new Median Employee holds a position in our operations group in the United States.

For purposes of this CEO Pay Ratio disclosure, CEO Compensation was $10,778,409, which represents the total compensation reported for our CEO in the “2023 Summary Compensation Table” on page 59. Also, for purposes of this CEO Pay Ratio disclosure, Median Annual Compensation was $55,740, which was calculated by totaling all applicable elements of compensation that our Median Employee earned during the 2023 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify our Median Employee in 2023, we utilized the consistently applied compensation measure of “target total direct compensation” for the period from January 1, 2023 to December 31, 2023, which measure consisted of the sum of annual base pay plus the targeted value of annual and long-term incentives. For hourly workers, annual base pay was calculated using a reasonable estimate of hours worked during 2023 multiplied by the applicable hourly rate. In addition, we annualized the total compensation (based on reasonable assumptions and estimates relating to our employee compensation program) for any employees (full-time and part-time) that commenced employment with the Company after January 1, 2023. To establish our employee pool, as permitted by the applicable SEC rules, we excluded 8497 non-U.S employees (the “Excluded Employees”) from our total global workforce of 19,233 employees as of October 1, 2023 who were employed in locations that individually represented less than 5% of our total global workforce from our Median Employee determination process to arrive at a pool of 18,386 employees (this pool, excluding the Excluded Employees and the CEO, is hereinafter referred to as the “Employee Pool”). The Employee Pool did not include any independent contractors or “leased” workers and excluded employees of businesses acquired by us in 2023, as permitted by the applicable SEC rules. We next calculated the median target total direct compensation for our Employee Pool and identified the subset of employees who were paid within a 1% range of such median (the “Comparison Group”). Finally, we selected a representative employee from the Comparison Group as our Median

7 The Excluded Employees included the following number of employees from the following countries: (a) Austria – 28 employees; (b) Brazil – 130 employees; (c) Colombia – 4 employees; (d) Egypt – 2 employees; (e) Ghana – 2 employees; (f) Indonesia – 6 employees; (g) Kazakhstan – 2 employees; (h) the Republic of Korea – 18 employees; (i) Malaysia – 1 employee; (j) Nigeria – 1 employee; (k) Philippines – 1 employee; (l) Portugal – 5 employees; (m) Singapore – 17 employees; (n) Slovakia – 524 employees; (o) South Africa – 81 employees; (p) Sweden – 1 employee; (q) Switzerland – 1 employee; (r) Thailand – 4 employees; (s) Tunisia – 1 employee; (t) Turkey – 8 employees; (u) Ukraine – 1 employee; and (v) United Arab Emirates – 11 employees.

Employee in 2023. We did not utilize any cost-of-living adjustments for purposes of this CEO Pay Ratio disclosure.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

As required by the SEC’s pay versus performance rules (“PVP Rules”), the below Pay Versus Performance table (“PVP Table”) provides information about compensation for this Proxy Statement’s NEOs, as well as certain prior years’ NEOs. The PVP Rules require disclosure from this year’s Proxy Statement and each of our preceding three years of proxy statements (each of 2020, 2021, 2022, and 2023, a “Covered Year”). The PVP Table also provides information about the results for certain financial performance measures during those same Covered Years. In reviewing this information, there are a few important things to consider:

•	The information in columns (b) and (d) comes directly from this and prior year’s Summary Compensation Tables, without adjustment;
•	As required by the PVP Rules, we describe the information in columns (c) and (e) as “compensation actually paid” (or “CAP”) to the applicable NEOs, but these CAP amounts do not entirely reflect compensation that our NEOs actually earned for their service in the Covered Years. Instead, CAP reflects a calculation involving a combination of realized pay and realizable or accrued pay;
•	The PVP Rules require that we use a peer group or index for purposes of total shareholder return (“TSR”) comparisons, and we have continued to use the S&P 400 Industrials index (the “PVP Peer Index”) for this purpose; and
•	As required by the PVP Rules, we provide information about our PVP Peer Index TSR results and U.S. GAAP net income results (collectively, the “External Measures”) during the Covered Years in the PVP Table, but we did not base any compensation decisions for the NEOs on, or link any NEO pay to, these particular External Measures.

Pursuant to the PVP Rules, the Company is required to designate one financial metric as the “Company-Selected Measure,” or the most important financial measure that demonstrates how the Company sought to link 2023 executive pay to performance. For 2023, the Company has again selected adjusted EPS, as it did for 2022. However, the Company believes that all of the metrics designated in the chart under “Most Important Financial Performance Measures” section on page 77 are important drivers of Company performance that are designed to link executive pay to performance.

Pay Versus Performance (1)

					Value of initial fixed $100 Investment based on:
Year	Summary Compensation Table ("SCT") Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Total for Non- PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	PVP Peer Index Total Shareholder Return	Net Income	Adjusted EPS
(a)	(b)	(c)(2)	(d)	(e)(2)	(f )(3)	(g)(3)	(h)(4)	(i)(5)
2023	$10,778,409	$13,340,698	$3,232,577	$3,862,463	$153	$174	$394	$7.05
2022	$8,237,530	$12,315,153	$2,289,681	$3,076,448	$133	$132	$407	$6.02
2021	$9,665,330	$4,260,457	$1,968,075	$1,224,728	$128	$150	$369	$4.72
2020	$11,264,263	$15,459,072	$2,576,293	$3,260,353	$140	$116	$285	$4.10

(1)	Richard G. Kyle was our principal executive officer (“PEO”) for each of the Covered Years. In this disclosure, we refer to our NEOs other than Mr. Kyle in any Covered Year as our “Other NEOs” or our “Non-PEO NEOs.” Christopher A. Coughlin, Philip D. Fracassa and Andreas Roellgen were “Other NEOs” for each of the Covered Years. In addition, Hansal N. Patel was an “Other NEO” for 2023, 2022 and 2021, Ronald J. Myers was an “Other NEO” for 2021 and 2020, and Hans Landin was an “Other NEO” for 2022.
(2)	For each Covered Year, in determining both the CAP for our PEO and the average CAP for our Other NEOs, we deducted from or added back the following amounts to the total amounts of compensation reported in column (b) and column (d) for such Covered Year:

Item and Value Added (or Deducted)	2023	2022	2021	2020
For Mr. Kyle:
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	($1,204,364)	$0	($2,674,337)	($4,448,000)
+ service cost of pension benefits, as calculated for Covered Year	$0	$0	$53,321	$872,557
+ prior service cost of pension benefits, as calculated for Covered Year	N/A	N/A	N/A	N/A
- SCT “Stock Awards” column value	($5,982,334)	($4,876,769)	($4,422,240)	($4,421,376)
- SCT “Option Awards” column value	N/A	N/A	N/A	N/A
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year	$9,748,987	$8,954,392	$1,638,383	$12,191,628
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$7,438,418	$7,260,305	$3,978,892	$5,830,701
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$1,057,923	$1,468,606	($1,565,525)	$4,965,371
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$0	$0	$0	$0
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$1,252,645	$225,480	($774,984)	$1,395,557
- the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$0	$0	$0	$0
+ dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$0	$0	$0	$0
Total:	$2,562,289	$4,077,623	($5,404,873)	$4,194,809

For the Other NEOs (on Average):
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	($190,185)	$0	($277,922)	($840,500)
+ service cost of pension benefits, as calculated for Covered Year	$2,043	$7,436	$17,114	$23,144
+ prior service cost of pension benefits, as calculated for Covered Year	N/A	N/A	N/A	N/A
- SCT “Stock Awards” column value	($1,706,280)	($1,077,573)	($868,388)	($949,966)
- SCT “Option Awards” column value	N/A	N/A	N/A	N/A
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year	$2,524,308	$1,856,904	$385,849	$2,451,383
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$2,035,626	$1,555,912	$781,349	$1,255,379
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$227,637	$277,332	($271,499)	$942,616
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$0	$0	$0	$0
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$261,046	$23,660	($124,001)	$253,388
- the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$0	$0	$0	$0
+ dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$0	$0	$0	$0
Total:	$629,887	$786,767	($743,347)	$684,060

Footnote disclosure is included for the 2020-2022 Covered Years for the Other NEOs to reflect our updated calculations for such Covered Years to include four one-time equity grants made to the Non-PEO NEO group over the 2017 to 2022 fiscal years that were previously omitted from the 2022 PVP Table disclosure. These updates were not significant in the aggregate but led to an increase of approximately 4% to the 2022 CAP, a decrease of approximately 2% to the 2021 CAP, and an increase of approximately 5% to the 2020 CAP for the Other NEOs as reported in column (e) in the 2022 PVP Table disclosure.

(3)	TSR as set forth in the PVP Table assumes, in each case, an initial investment of $100 on December 31, 2019, in (A) Timken common shares for our cumulative TSR, and (B) the PVP Peer Index for the PVP Peer Index cumulative TSR, based on market prices at the end of each fiscal year through and including December 31, 2023, and reinvestment of dividends.
(4)	Net income for purposes of this pay versus performance disclosure is calculated as the consolidated net income of the Company and its subsidiaries, determined in accordance with U.S. GAAP. Dollar values are in millions.
(5)	For purposes of this pay versus performance disclosure, adjusted EPS is calculated based on the Company’s adjusted earnings per share as used for external reporting purposes for the Covered Year (net of taxes), further adjusted to exclude the effect of material changes in accounting principles, methods, and/or significant changes in tax law that are not reflected in externally reported diluted earnings per share. See Appendix A for a reconciliation of adjusted EPS as used for external reporting to its most directly comparable GAAP financial measure.

Graphical Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The PVP Rules require that comparisons be made between certain columns in the PVP Table. Such comparisons can be made graphically without further description, and we have done so below. In accordance with that approach, the following charts show the relationships between our cumulative TSR, the cumulative TSR for the PVP Peer Index reflected in the PVP Table above, and Mr. Kyle’s CAP or Other NEO CAP, as applicable.

The following charts show the relationships between GAAP net income and Mr. Kyle’s CAP or Other NEO CAP, as applicable.

Lastly, the following charts show the relationships between adjusted EPS and Mr. Kyle’s CAP or Other NEO CAP, as applicable.

Most Important Financial Performance Measures

The following table provides what we believe are the most important financial performance measures (including adjusted EPS) we used to link executive pay for our PEO and Other NEOs for 2023 to our performance:

Performance Measure	Type of Performance Measure
Adjusted EPS	Financial
Adjusted EBITDA	Financial
Adjusted EBITDA Margin	Financial
Free Cash Flow	Financial
Adjusted Return on Invested Capital	Financial
Relative TSR	Financial

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2024 fiscal year. EY has acted as our independent accounting firm for over 100 years. We believe the long tenure of EY’s audit relationship with us is beneficial as EY has developed significant expertise and experience with our business, accounting policies and practices and our internal control over financial reporting, which we believe allows for a higher quality audit and a competitive fee structure.

The appointment of EY as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the appointment of EY, the Audit Committee will reconsider whether to retain EY and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of EY. Abstentions will not be counted for determining whether this matter is approved. Because the ratification of the appointment of EY is a routine matter, we do not expect any broker non-votes with respect to this matter.

Representatives of EY are expected to be present at the 2024 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2024 FISCAL YEAR.

Auditor

Set forth below are the aggregate fees billed by EY for professional services rendered to us in 2023 and 2022:

	2023	2022
Audit Fees:
Consolidated financial statements	$5,427,500	$4,047,500
New accounting standards, method changes, and accounting consultations on matters addressed during the audit or interim reviews	$50,000	$35,000
Statutory audits and SEC filings	$640,000	$760,500
Total Audit Fees	$6,117,500	$4,843,000
Audit-Related Fees:
Agreed upon procedures and permitted advisory services	-	$49,000
Total Audit-Related Fees	-	$49,000
Tax Fees:
Tax compliance	$300,000	$313,400
Tax advisory and transfer pricing	$1,080,000	$778,800
Total Tax Fees	$1,380,000	$1,092,200
All Other Fees:
Publications and online subscriptions/content	$8,200	$7,200
Total Other Fees	$8,200	$7,200
Total Fees	$7,505,700	$5,991,400

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be, and have been, pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.  The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

James F. Palmer (Audit Committee Chair)
Maria A. Crowe
Sarah C. Lauber
Christopher L. Mapes
Ajita G. Rajendra

PROPOSAL NO. 4: Approval of The AMENDMENT AND
RESTATEMENT OF THE Timken Company 2019 Equity
and Incentive Compensation Plan

Introduction

We are asking shareholders to approve the amendment and restatement of the Equity and Incentive Compensation Plan (as so amended and restated, the “Amended Plan”). The Board, upon recommendation of the Compensation Committee, approved and adopted the Amended Plan on February 8, 2024, subject to shareholder approval. The Amended Plan continues to provide the Board and the Compensation Committee flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and continues to authorize a variety of awards designed to advance the interests and long-term success of the Company.

The Equity and Incentive Compensation Plan was originally approved by shareholders at the Company’s 2019 Annual Meeting of Shareholders. The Amended Plan amends and restates in its entirety the Equity and Incentive Compensation Plan. Outstanding awards under the Equity and Incentive Compensation Plan will continue in effect in accordance with their terms. The Board recommends that you vote to approve the Amended Plan. If the Amended Plan is approved by shareholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended Plan. If the Amended Plan is not approved by our shareholders, no awards will be made under the Amended Plan.

Our principal reason for amending and restating the Equity and Incentive Compensation Plan is to increase the number of common shares available for issuance or transfer under the Amended Plan. The Amended Plan will increase the maximum number of shares available for awards from 10,000,000 common shares, without par value, to 14,500,000, an increase of 4,500,000 common shares with such amount subject to adjustment, including under the Amended Plan’s share counting rules.

The Amended Plan also includes various other substantive changes and non-substantive and conforming changes. The material changes are described in the “Summary of Material Changes” below, which is followed by a description of the highlights of the Amended Plan and then a summary description of the entire Amended Plan.

The actual text of the Amended Plan is attached to this Proxy Statement as Appendix B. The following description of the Amended Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text of the Amended Plan as set forth in Appendix B.

Why We Believe You Should Vote for this Proposal

Share Increase

The Amended Plan authorizes our Compensation Committee to provide cash awards and equity-based compensation as further described below, for the purpose of providing our non-employee Directors, employees of the Company and its subsidiaries, and certain consultants and other service providers to the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features and characteristics of the Amended Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

As of February 20, 2024, only 1,968,538 shares remained available for issuance under the Equity and Incentive Compensation Plan (assuming maximum payout for performance-based restricted stock units and settlement in shares). If the Amended Plan is not approved, we may need to significantly increase the cash component of our nonemployee Director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of our shareholders as well as equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that may be better utilized for other purposes.

The below includes aggregated information regarding our view of the overhang associated with the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan as well as the potential dilution associated with the approval of the Amended Plan (reflecting a 1:1 share ratio, rather than application of the fungible share ratio). This information is as of February 20, 2024. On that date, there were approximately 70,389,366 common shares outstanding.

•	Outstanding full-value awards (deferred shares, time-based restricted shares, performance-based restricted stock units, and time-based restricted stock units): 1,462,364 shares, assuming maximum payout for performance-based restricted stock units (approximately 2.1% of our outstanding common shares);
•	Outstanding stock options: 362,524 shares (approximately 0.5% of our outstanding common shares) (outstanding stock options have a weighted average exercise price of $42.70 and a weighted average remaining term of 4.0 years);
•	In summary, total common shares subject to outstanding awards, as described above (full-value awards and stock options): 1,824,888 shares assuming maximum payout for performance-based restricted stock units (approximately 2.6% of our outstanding common shares);
•	Total common shares available for future awards under the Equity and Incentive Compensation Plan: 1,968,538 shares (assuming maximum payout for performance-based restricted stock units and settlement in shares);
•	Proposed additional common shares available for awards under the Amended Plan: 4,500,000 shares (approximately 6.4% of our outstanding common shares – this percentage reflects the simple dilution of our shareholders that would occur if the Amended Plan is approved); and
•	The total common shares subject to outstanding awards as of February 20, 2024 (1,824,888 shares, assuming maximum payout for performance-based restricted stock units), plus the proposed common shares available for future awards under the Equity and Incentive Compensation Plan (1,968,538 shares), plus the proposed additional shares available for future issuance under the Amended Plan (4,500,000 shares), represent a total overhang of 8,293,426 shares (11.8% under the Amended Plan).

Based on the closing price on the NYSE for our common shares on February 20, 2024 of $79.77 per share, the aggregate market value as of February 20, 2024 of the additional 4,500,000 common shares requested under the Amended Plan was $358,965,000.

In fiscal years 2021, 2022, and 2023, we granted target awards under the Equity and Incentive Compensation Plan covering 306,830 shares, 369,845 shares, and 342,235 shares, respectively. Based on our basic weighted average of shares outstanding for those three fiscal years of 75,885,316, 73,602,247, and 71,377,656, respectively, for the three-fiscal-year period 2021-2023, our average burn rate, not taking into account forfeitures, was 0.46% (our individual years’ burn rates were 0.40% for fiscal 2021, 0.50% for fiscal 2022, and 0.48% for fiscal 2023).

In determining the number of additional shares to request for approval under the Amended Plan, our management team worked with WTW and the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended Plan.

We currently anticipate that the shares requested in connection with the approval of the Amended Plan will last for about five years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match historic grant rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Amended Plan to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

Summary of Material Changes from the Equity and Incentive Compensation Plan

Increase in the Number of Available Shares

The Equity and Incentive Compensation Plan authorizes the issuance or transfer of an aggregate of 10,000,000 common shares, subject to the share counting rules of the plan. As of February 20, 2024, 9,899,330 of these shares had been granted or earmarked for grants (inclusive of outstanding awards and assuming maximum payout for performance-based restricted stock units and settlement in shares) and 1,968,538 shares were available for future awards under the Equity and Incentive Compensation Plan, totaling more than 10,000,000 common shares due to the share counting rules of the plan and limited share add-back provisions described below. The Amended Plan increases the total aggregate number of shares available for issuance or transfer for awards under the Amended Plan by 4,500,000 shares to 14,500,000 common shares, plus the shares that are subject to awards granted under the Predecessor Plans (as defined in the Amended Plan), the Equity and Incentive Compensation Plan or the Amended Plan that are added (or added back, as applicable) pursuant to the share counting rules in the Amended Plan. The number and kind of shares available under the Amended Plan are subject to adjustment for stock dividends and stock splits and in certain other situations as further described in the Amended Plan. In addition, the Amended Plan correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options by 4,500,000 shares.

Other Material Plan Changes

In addition, the Amended Plan revises the clawback provisions from the Equity and Incentive Compensation Plan to incorporate the requirements of the final NYSE clawback listing standards and SEC requirements as well as certain additional permissive clawback and forfeiture provisions as further detailed under “Clawback Provisions” on page 57. The Amended Plan also extends the term of the Equity and Incentive Compensation Plan until the 10th anniversary of the date of shareholder approval of the Amended Plan.

We are not seeking to make any other material changes to the terms of the Equity and Incentive Compensation Plan in the Amended Plan.

Other Amended Plan Highlights

Allowances for Conversion Awards and Assumed Plans

Common shares issued or transferred under awards granted under the Amended Plan in substitution for or conversion of, or in connection with an assumption of, stock options, stock appreciation rights (“SARs”), restricted shares, restricted stock units, deferred shares, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended Plan, under circumstances further described in the Amended Plan, but will not count against the aggregate share limit or other Amended Plan limits described above.

Fungible Share Counting

Subject to the share counting rules in the Amended Plan, the aggregate number of common shares available under the Amended Plan will be reduced by (a) one common share for every one common share subject to a stock option or SAR granted under the Amended Plan, and (b) 3.50 common shares for every one common share subject to an award other than a stock option or SAR granted under the Amended Plan.

Limited Share Recycling Provisions

Subject to certain exceptions described in the Amended Plan, if any award granted under the Amended Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the Amended Plan. Additionally, if, after the effective date of the Amended Plan, any common shares subject to an award granted under the Predecessor Long-Term Incentive Plan or the Equity and Incentive Compensation Plan are forfeited, or an award granted under the Predecessor Long-Term Incentive Plan (in whole or in part) or the Equity and Incentive Compensation Plan is canceled or forfeited, expires, is settled in cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended Plan. Generally, the following will not be added (or added back, as applicable) to the aggregate number of common shares available under the Amended Plan: (a) common shares used in payment of the exercise price of a stock option; (b) common shares used to satisfy tax withholding; and (c) common shares reacquired by the Company using cash proceeds from the exercise of stock options. Further, none of the common shares covered by stock-settled SARs that are exercised and settled in shares, whether or not all common shares covered by the SARs are actually issued to the participant upon exercise, will be added back to the aggregate number of shares available under the Amended Plan. If a participant elects to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate number of shares available under the Amended Plan.

Generally, any common share that becomes available under the Amended Plan as a result of the recycling provisions of the Amended Plan will be added back as (a) one common share if such common share was subject to a stock option or SAR, and (b) as 3.50 common shares if such common share was subject to an award other than a stock option or SAR.

Minimum Vesting Periods

The Amended Plan provides that awards granted under the Amended Plan will have a minimum vesting or performance period of at least one year, except that an aggregate of up to 5% of the common shares available for awards under the Amended Plan (as may be adjusted under the adjustment provisions of the Amended Plan) may be used for awards that do not comply with the minimum vesting requirement at the time of the grant. However, notwithstanding the minimum vesting requirement, the Compensation Committee is permitted to (a) provide for continued vesting or accelerated vesting for any award under the Amended Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service, or a change in control of the Company, or (b) exercise its discretionary vesting authority under the Amended Plan (as described below and in the Amended Plan) at any time following the grant of an award.

No Repricing Without Shareholder Approval

Except in connection with certain corporate transactions, changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (a) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (b) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The Amended Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Exercise or Base Price Limitation

The Amended Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a common share on the date of grant.

Summary of Other Material Terms of the Amended Plan

Administration

The Amended Plan will generally be administered by our Compensation Committee (except as otherwise contemplated in the Amended Plan) or such other body or subcommittee that may administer the Amended Plan pursuant to its terms or that has received a delegation of authority from the Compensation Committee. Any interpretation, construction and determination by our Compensation Committee of any provision of the Amended Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended Plan, will be final and conclusive. To the extent permitted by applicable law, our Compensation Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, our Compensation Committee may by resolution, subject to certain restrictions set forth in the Amended Plan, authorize one or more officers of the Company to (a) designate employees to be recipients of awards under the Amended Plan, and (b) determine the size or memorialize the term of such awards, as an agent of the Committee, subject to express limitations. Our Compensation Committee is authorized to take action under the Amended Plan subject to the express limitations contained in the Amended Plan.

Eligibility

Participation in the Amended Plan is available to any person who is selected by our Compensation Committee to receive benefits under the Amended Plan and who is at that time (a) a non-employee Director of the Company, (b) an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant), (c) a consultant of the Company or a subsidiary, or (d) a person who provides services to the Company or any subsidiary that are equivalent to those typically provided by an employee. However, participants in the Amended Plan must generally satisfy the Form S-8 definition of “employee.” As of February 20, 2024, we had more than 19,000 employees and there were approximately 270 employees, 0 consultants, and 9 non-employee Directors of the Company expected to participate in the Amended

Plan. The basis for participation in the Amended Plan by eligible persons is the selection of such persons for participation by our Compensation Committee (or its proper delegate).

Types of Awards Under the Amended Plan

Pursuant to the Amended Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”), SARs, restricted shares, restricted stock units, deferred shares, performance shares, performance units, cash incentive awards, and certain other awards based on or related to common shares.

Generally, each grant of an award under the Amended Plan will have an award agreement, certificate, resolution or other type or form of writing or other evidence approved by our Compensation Committee (an “Evidence of Award”), which will contain such terms and provisions as our Compensation Committee may determine, consistent with the Amended Plan. A brief description of the types of awards which may be granted under the Amended Plan is set forth below.

Stock Options

A stock option is a right to purchase common shares upon exercise. Stock options under the Amended Plan may consist of either an Incentive Stock Option (subject to applicable tax-based limitations), a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. The term of a stock option may not extend more than 10 years from the date of grant. Our Compensation Committee may provide for the automatic exercise of a stock option in an Evidence of Award.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of common shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable (subject to the Amended Plan’s minimum vesting rules).

Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (a) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (b) by the actual or constructive transfer to the Company of common shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (c) subject to any conditions or limitations established by our Compensation Committee, by a net exercise arrangement pursuant to which the Company will withhold common shares otherwise issuable upon exercise of a stock option; (d) by a combination of the foregoing methods; or (e) by such other methods as may be approved by our Compensation Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended Plan may not provide for dividends or dividend equivalents.

SARs

A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as our Compensation Committee may determine, of the spread between the base price and the value of our common shares on the date of exercise. Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable (subject to the Amended Plan’s minimum vesting rules). A SAR may be paid in cash, common shares or any combination of the two. The term of a SAR may not extend more than 10 years from the date of grant. Our Compensation Committee may provide for the automatic exercise of a SAR in an Evidence of Award. SARs granted under the Amended Plan may not provide for dividends or dividend equivalents.

Restricted Shares

Restricted shares constitute an immediate transfer of the ownership of common shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by our Compensation Committee for a period of time determined by our Compensation Committee or until certain management objectives specified by our Compensation Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per common share on the date of grant. Restricted shares are subject to the Amended Plan’s minimum vesting rules. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which will be subject to the same restrictions as the underlying restricted shares. Any such dividends or other distributions on restricted shares will be deferred until, and paid contingent upon, the vesting of such restricted shares.

Restricted Stock Units

Restricted stock units awarded under the Amended Plan constitute an agreement by the Company to deliver common shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as our Compensation Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our common shares on the date of grant. Restricted stock units are subject to the Amended Plan’s minimum vesting rules. During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the common shares underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award on the terms determined by our Compensation Committee, on a deferred and contingent basis, either in cash or in additional common shares, but dividend equivalents or other distributions on common shares under the restricted stock units will be deferred until and paid contingent upon vesting of such restricted stock units. A restricted stock unit may be paid in cash, common shares or any combination of the two.

Deferred Shares

The grant or sale of deferred shares represents an agreement to issue or transfer common shares to the participant following a deferral period in consideration of the participant’s performance of services, subject to fulfillment of conditions specified by our Compensation Committee. Each such grant or sale may be made without additional consideration from the participant or in consideration of a payment by the participant that is less than the fair market value of common shares on the date of grant. During the deferral period, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the deferred shares and no right to vote them. Our Compensation Committee may authorize the payment of dividend equivalents on the deferred shares, in cash or additional deferred shares, on a deferred and contingent basis, but dividend equivalents or other distributions on deferred shares will be deferred until and paid contingent upon the earning and vesting of such deferred shares. Deferred shares are subject to the Amended Plan’s minimum vesting rules. A deferred share may be paid in cash, common shares or any combination of the two.

Performance Shares, Performance Units and Cash Incentive Awards

Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended Plan. A performance share is a bookkeeping entry that records the equivalent of one common share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by our Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards, when granted under the Amended Plan, generally become payable to participants based on the achievement of specified management objectives and upon such terms and conditions as our Compensation Committee determines at the time of grant.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by our Compensation Committee (subject to the Amended Plan’s minimum vesting rules) and within which the management objectives relating to such award are to be achieved. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional common shares, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

Other Awards

Subject to applicable law and applicable share limits under the Amended Plan, our Compensation Committee may authorize the grant to any participant of common shares or such other awards that may be based on or related to common shares, as further described in the Amended Plan (“Other Awards”). The terms and conditions of any such awards will be determined by our Compensation Committee. Common shares delivered under an award in the nature of a purchase right granted under the Amended Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, common shares, other awards, notes or other property, as our Compensation Committee determines. In addition, our Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended Plan. Our Compensation Committee may also authorize the grant of common shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to terms determined by our Compensation Committee in a manner that complies with Section 409A of the Code.

Other Awards are subject to the Amended Plan’s minimum vesting rules. Our Compensation Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional common shares, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Change in Control

The Amended Plan includes a definition of “change in control” that will apply to awards under the Amended Plan, unless otherwise determined by our Compensation Committee.

Management Objectives

The Amended Plan provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by our Compensation Committee, other types of awards under the Amended Plan, all as determined by our Compensation Committee. Additionally, if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as our Compensation Committee deems appropriate and equitable.

Transferability of Awards

In general, and except as otherwise provided by our Compensation Committee, and subject to the terms of the Amended Plan, awards under the Amended Plan will not be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended Plan be transferred for value. Except as otherwise determined by our Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative as described in the Amended Plan.

Adjustments; Corporate Transactions

Our Compensation Committee will make or provide for such adjustments in: (a) if and as applicable, the number of and kind of common shares covered by, and the exercise price or base price provided under, awards granted pursuant to the Amended Plan; (b) cash incentive awards; and (c) other award terms, as our Compensation Committee in its sole discretion, exercised in good faith, determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from certain corporate transactions and events that are described in the Amended Plan.

Also, in the event of any such transaction or event, or in the event of a change in control of the Company, our Compensation Committee may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, our Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such award. Our Compensation Committee will make or provide for such adjustments to the numbers of common shares available under the Amended Plan and the share limits of the Amended Plan as our Compensation Committee in its sole discretion, exercised in good faith, may determine to be appropriate in connection with such transaction or event (subject to applicable limitations described in the Amended Plan).

Detrimental Activity and Recapture

Awards granted under the Amended Plan will be subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations (including those of the stock exchange on which the shares are traded) (referred to as the “Compensation Recovery Policy”). Evidences of Award will be interpreted consistently with or otherwise subject to the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under the Amended Plan, each participant will fully cooperate with and assist the Company in connection with any participant obligation to the Company pursuant to the Compensation Recovery Policy. Participants agree that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing, and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such participant of any such amounts, including from such participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

Otherwise, Evidences of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

Withholding

The Amended Plan includes provisions governing the satisfaction of the Company’s tax and other withholding obligations with respect to awards under the Amended Plan. Generally, absent other arrangements being made by a participant, if a participant’s benefit is to be received in the form of common shares, unless otherwise determined by our Compensation Committee, we will withhold common shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld, the participant may elect, unless otherwise determined by our Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, common shares having a value equal to the amount required to be withheld or by delivering to us other common shares held by such participant. In no event will the fair market value of the common shares to be withheld and delivered pursuant to the Amended Plan exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, (b) such additional withholding amount is authorized by our Compensation Committee, and (c) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of common shares acquired upon the exercise of stock options.

Effective Date of the Amended Plan

The Amended Plan will become effective on the date it is approved by the Company’s shareholders.

Amendment and Termination of the Amended Plan

The Board generally may amend the Amended Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended Plan) must be approved by our shareholders in order to comply with applicable law or the rules of the NYSE (including as described in the Amended Plan), or, if the common shares are not traded on the NYSE, the principal national securities exchange upon which the common shares are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended Plan’s prohibition on repricing and other limitations set forth in the Amended Plan, our Compensation Committee generally may amend the terms of any award prospectively or retroactively. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended Plan (but notwithstanding the Amended Plan’s minimum vesting rules), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, our Compensation Committee may in its sole discretion provide for continued vesting or accelerate the vesting of certain awards granted under the Amended Plan.

The Board may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended Plan on or after the tenth anniversary of the effective date of the Amended Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended Plan.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be granted in the future under the Amended Plan because the grant and actual settlement of awards under the Amended Plan will be discretionary. The Amended Plan does not mandate set benefits or amounts, and no awards have been granted under the Amended Plan that are contingent upon shareholder approval.

Awards Granted to Certain Persons

The table below shows the total number of awards granted assuming target payout for performance-based restricted stock units under the Equity and Incentive Compensation Plan to the named executive officers and the other individuals and groups indicated below since its inception through February 20, 2024:

Name	Number of Deferred Shares and Restricted Stock Units Granted (at target)
Named Executive Officers:
Richard G. Kyle, President & CEO	360,300
Philip D. Fracassa Executive Vice President and Chief Financial Officer	111,725
Christopher A. Coughlin Executive Vice President and President Industrial Motion	123,450
Andreas Roellgen Executive Vice President and President Engineered Bearings	49,575
Hansal N. Patel Vice President, General Counsel & Secretary	53,125
All current executive officers as a group	721,155
All current non-employee Directors as a group	107,215
Each non-employee nominee for election as a Director	96,135
Each associate of any of the foregoing	-
Each other person who received at least 5% of all shares granted	-
All employees, excluding current executive officers	996,945

Each non-employee nominee for election as a Director has received a total of 11,080 time-based restricted stock units under the Equity and Incentive Compensation Plan, other than Sarah Lauber who has received a total of 7,495 time-based restricted stock units since her election to the Board in January 2021.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares

The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards

No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Nonqualified Stock Options

In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•	at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•	at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options

No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If common shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs

No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Stock Units

No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Deferred Shares

No income generally will be recognized upon the award of deferred shares. The participant generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional common shares under the Amended Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended Plan by our shareholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal is necessary for approval of the Amended Plan. Abstentions and broker non-votes will not be counted for determining whether this proposal is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDED PLAN.

PROPOSAL NO. 5: SHAREHOLDER PROPOSAL – ADOPT
AMBITIOUS EMISSIONS REDUCTION TARGETS

Green Century Capital Management, Inc. on behalf of the Green Century Equity Fund, a shareholder whose address and share ownership are available upon request as described on page 99, has notified the Company of its intention to offer the following proposal for consideration of our shareholders at the 2024 Annual Meeting of Shareholders. By including the proposal below in our proxy materials, the Company makes no representation as to the accuracy or completeness of the proponent’s claims or assertions.

Adopt Ambitious Emissions Reduction Targets

Whereas: Climate change is creating systemic risks to the economy, and immediate, sharp emissions reduction is required.8 Companies lacking ambitious goals to cut greenhouse gas (GHG) emissions may jeopardize shareholder value as climate change poses undiversifiable and unhedgeable risks.9

Acknowledging this, more than 6,500 companies representing a broad range of industries have set or committed to set science-based GHG reduction targets, aligned with a 1.5 degrees Celsius scenario and

8 https://report.ipcc.ch/ar6wg3/pdf/IPCC_AR6_WGIII_FinalDraft_FullReport.pdf

9 https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf. Pg4.

covering their Scopes 1 – 3 emissions, with the Science Based Targets initiative (SBTi). SBTi provides third party validation of targets.

Although Timken has committed to reduce its GHG emissions intensity by 50% per unit of revenue by 2030, its target focuses exclusively on Scope 1 and 2 emissions, is not aligned with the Paris Agreement’s goal of limiting global temperature rise to 1.5 degrees Celsius, and lacks third party verification. Further, Timken notes in its 2022 sustainability report that by normalizing emissions to Company revenue, its “emissions intensity could experience volatility during both recessions and high growth periods for industrial markets,” creating uncertainty about the reliability of this metric.

Intensity targets may give the appearance of progress even when absolute reductions are moderate or non-existent. For example, Timken reports a 25% Scope 1 and 2 emissions intensity decrease from 2018 to 2022, but its absolute emissions fell only 5.4% during the same period. On this trajectory, Timken would only achieve a 13% reduction in absolute emissions by 2030 compared to the 43% reduction called for by climate experts.

Industry peers SKF, Schaeffler AG, and JTEKT have set or committed to set near-term science-based 1.5 degrees Celsius aligned targets with SBTi, inclusive of Scope 1 – 3 emissions. In Timken’s supply chain, its largest supplier, TimkenSteel, committed to cut its Scope 1 and Scope 2 emissions 40% by 2030, making it easier for Timken to reduce supply chain emissions.

By adopting ambitious targets, Timken may better align with investor expectations for addressing climate risk, bolster its credibility with customers in the renewable energy industry, its largest and growing customer segment, and better prepare the Company for the transition to a low carbon economy.

Resolved: Shareholders request that Timken adopt independently-verified short- and medium-term science-based greenhouse gas emissions reduction targets, inclusive of emissions from its full value chain, in order to achieve net-zero emissions by 2050 in line with the Paris Agreement’s goal of limiting global temperature rise to 1.5 degrees Celsius.

SUPPORTING STATEMENT: In assessing targets, we recommend,

•	Taking into consideration approaches used by advisory groups like SBTi;
•	Developing a transition plan showing how the Company plans to meet its goals, taking into consideration criteria used by advisory groups such as Task Force for Climate Related Financial Disclosures, Transition Plan Taskforce, and We Mean Business Coalition.

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

The Company steadfastly supports global efforts to mitigate the impact of climate change and recognizes the importance of reducing our greenhouse gas (“GHG”) emissions in furtherance of this effort. However, after careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its shareholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons:

•	We have an established and comprehensive CSR program;
•	We already report our scope 1 and scope 2 GHG emissions on an annual basis, have established a meaningful aggregate scope 1 and scope 2 GHG emissions intensity reduction target, and have demonstrated progress towards making reductions to those emissions;

•	Our CSR program has been well-received, as evidenced by significant third-party recognition and positive feedback from our shareholders and other interested stakeholders;
•	We have established meaningful initiatives to support environmental sustainability objectives and are committed to identifying new, challenging initiatives at an appropriate pace, taking into consideration the operating environment and our overall strategic objectives; and
•	The scope and extent of target setting proposed above would be burdensome and would divert resources away from the Company’s current focus on meeting its existing emissions reduction targets and preparing for compliance with upcoming comprehensive sustainability regulations enacted around the world.

We have an established, comprehensive CSR program and produce a detailed CSR report annually that provides information on our energy and emissions reduction initiatives, scopes 1 and 2 GHG emissions data, and progress towards our existing GHG emissions reduction target.

CSR is a priority for all of us at the Company – from our Board, to our executive leadership, to our employees around the globe. We agree with the proponent that action is needed to mitigate the impact of climate change, and we have taken concrete and meaningful steps to demonstrate our commitment to action. In 2018, the Company established a formal CSR program, sponsored and guided by executive leadership and managed by a steering committee comprised of subject matter experts. Our steering committee has been tasked with establishing practices to identify, measure, track, and develop objectives to advance the program and report on such progress in a consistent and transparent way. In 2019, in connection with the development of our formal CSR program, we published our first CSR report in accordance with the Global Reporting Initiative Standards Core level and committed to providing an update on our progress annually. In subsequent years, we included reference to both the Sustainability Accounting Standards Board and Task Force on Climate-Related Financial Disclosures standards in response to stakeholder feedback. In 2022, we advanced our program by setting a target to reduce our aggregate scope 1 and scope 2 GHG emissions intensity by 50% off of a 2018 baseline. We use total company revenue as our normalizing factor to track emissions intensity. We believe revenue is an appropriate normalizing factor due to the significant amount of growth the Company has experienced from acquisitions in recent years (having allocated over $2.1 billion of capital to acquire 15 businesses from 2018-2023). In our fifth and most recent report, we announced that we have made considerable progress toward meeting our target as we have reduced our aggregate scope 1 and scope 2 GHG emissions intensity as of December 31, 2022 by approximately 25% since 2018. We will continue to report on reduction initiatives and our progress towards achievement of this goal on an annual basis, and will set new, challenging initiatives in the future at an appropriate pace to continue making meaningful progress.

We also show our commitment to GHG emissions reduction by: (1) making investments, innovating technologies and growing our business to support renewable energy solutions and other global sustainability efforts that will be necessary to drive GHG emissions reductions; (2) developing and executing on our plans and initiatives to operate more efficiently and in a more environmentally sustainable manner; (3) partnering with customers and suppliers to share knowledge and best practices to make a positive impact on climate change; and (4) providing products and services that contribute to the efficiency and reliability of our customers’ products and applications, thereby helping to improve the sustainability of their businesses.

Our comprehensive CSR program, enhanced disclosure in our CSR reports, renewable energy business investments and growth, and existing GHG emissions reduction target have all been well received, as evidenced by significant third-party recognition and positive feedback from our shareholders.

The Board believes that this proposal should be evaluated in the context of the Company’s overall success in implementing its CSR program. Our approach to CSR has earned us recognition as a corporate leader alongside many of the world’s most respected companies. For example, we have been honored as:

•	One of the World’s Most Ethical Companies® for the 12th time by The Ethisphere Institute in 2023;
•	One of America’s Best Large Employers by Forbes in 2023;
•	One of America’s Most Innovative Companies by Fortune in 2023; and
•	One of America’s Most Responsible Companies by Newsweek for 2021, 2022, and 2023.

In addition to enhancements to our CSR reporting, our shareholders have applauded the significant growth and leadership position we have achieved in renewable energy. In fact, renewable energy, which consists of both wind and solar products and solutions, became the Company’s single-largest end-market sector in 2021 and has remained so since, representing over 9% of total Company sales in 2023. Our products and services are critical for improving the performance and efficiency of solar installations and wind turbines to support the growing demand for and competitiveness of renewable energy. We regularly engage with shareholders who have provided positive feedback on Timken’s significant investments underway to reinforce the Company’s leadership position in renewable energy and our CSR program objectives and reporting, including our aggregate scope 1 and scope 2 emissions intensity reduction target.

Furthermore, management has also engaged with numerous shareholders and other interested stakeholders to discuss environmental sustainability, GHG reductions and other related issues over the past few years, and we believe based on those discussions that our shareholders are generally satisfied with the Company’s current plans for addressing these issues. We remain committed to continuing to advance and report on our progress towards our existing GHG emissions reduction target in a transparent and comprehensive manner. And while we are increasing our efforts to meet the challenges of GHG emissions reduction, our approach remains thoughtful and deliberate, which includes balancing the needs of our businesses, employees, investors and other stakeholders and understanding the implications on our operations and our ability to meet any such commitments. We believe that setting targets that require substantial future technological achievements outside of our control could create reputational risk and potential harm to our business and shareholders should such technology and infrastructure fail to materialize. For these reasons, we do not believe it is in the Company’s or our shareholders’ best interests to make the commitments requested by the proponent at this time.

The Company has already established meaningful GHG emissions reduction initiatives, is learning from its completed projects, and is committed to setting additional goals in the future to continue to make meaningful progress.

We believe the most effective way we can contribute to the broad societal goal of reducing GHG emissions is to remain focused on achieving our existing emissions reduction target and then setting new, challenging goals to continue our progress, while continuing to support our customers’ needs for more efficient and productive technologies. Some of the recent highlights of our sustainability efforts include:

•	Our sourcing of renewable energy within our own operations has increased by approximately tenfold since 2018;
•	Ten of our plants are currently sourcing renewable energy using either bio-mass or on-site solar or wind, or through purchasing solar, wind and/or hydro energy;
•	We reduced our aggregate scope 1 and scope 2 GHG emissions intensity by approximately 25% since 2018;
•	In 2022, we diverted nearly 90% of our waste from landfills and recycled more than 56,000 metric tons of waste;
•	Approximately 90% of our packaging in our operations is reusable or recyclable; and
•	Examples of targeted actions include: installing solar panels on a number of our plants in India, with such panels providing a meaningful portion of such plant’s needs for electricity; installing new air compressors in our facility in Sosnowiec, Poland, which allows us to capture the heat generated by the compressors and redistribute it throughout the facility during cold-weather months; and reusing more than 1,300 megaliters of water for cooling in one of our facilities in Ohio.

We remain committed to these and other efforts to reduce our GHG emissions and eliminate waste. These efforts are informed by our local operations and demonstrate our methodical approach to emissions, waste reduction, and broader climate risk management.

At this point, the Company believes that continuing to focus its efforts on reducing its scope 1 and scope 2 emissions, while preparing for new, comprehensive legal requirements related to climate change, remains the best and most appropriate use of resources.

The proponent requests that we adopt independently-verified short- and medium-term science-based GHG emissions targets, inclusive of emissions from our full value chain, and recommends that we consider setting emissions targets in accordance with the Science Based Targets Initiative (SBTi), a third-party provider of products and resources to companies who set emissions reduction targets in line with their particular methodologies. It is important to note that SBTi has changed its methodology, requirements, or target-setting preferences numerous times over the years with plans for further updates, leading to confusion and uncertainty in terms of target setting under the standard, particularly with respect to mid- to long-term targets. Moreover, in support of this proposal, the proponent states that the Company’s initial targets fall short of a “43% reduction called for by climate experts.” It is unclear which climate experts are currently setting emissions targets for the Company and how they are in a better position to set appropriate targets than the Company itself. The figure may come from a recent United Nations report10 that calls for an at least 42% reduction in GHG emissions globally to try to achieve targets set in the 2015 Paris Climate Agreement. If so, the proponent’s supporting statement is an oversimplification because it fails to apportion reductions by industry, geography, or elements of various value chains, among other things. The proponent also points to a steel supplier’s emissions targets as a reason why it should be “easier” for the Company to reduce the emissions of its supply chain. The proposal further notes that this steel supplier is the Company’s largest supplier. In fact, the named supplier is not even among the top 5 and represented less than 5% of our total spending on material in 2023.

These comments reveal an apparent lack of understanding of the Company’s business and value chain. As a global, diversified industrial company working with well over 10,000 direct and indirect material suppliers, serving approximately 70 end-market sectors and maintaining over 300,000 stock keeping units (SKUs), our value chain is highly complex. Given the complexity of our value chain, the thereby burdensome nature of setting a scope 3 GHG emissions target, and the relative inaccuracy we have observed in other companies’ reporting, scope 3 GHG emissions target setting and reporting has not yet been a main priority for the Company. We believe continued active engagement with our primary suppliers is the most effective way to impact our value chain. Also, as noted below, various global regulatory requirements will make Scope 3 GHG emissions reporting mandatory in the near term, which should improve the quality and availability of this data and allow the Company to provide more fulsome and accurate scope 3 GHG emissions reporting in the future.

The Company must balance its resources to advance all of its strategic goals, including sustainability, and we believe the most effective use of Company resources at this time is to: (1) remain focused on achieving our existing climate-related goals; (2) continue to satisfy our customers’ needs for lower-emission technologies, while also supporting the renewable energy industry in wind and solar; (3) collaborate with our suppliers to share knowledge and best practices to make a positive impact on climate change; and (4) prepare for a variety of comprehensive regulations that will require reporting related to climate change that are being finalized throughout the globe. The regulatory environment is changing rapidly, and the Company needs to be able to allocate sufficient resources towards compliance with a number of new laws and regulations including the Corporate Sustainability Reporting Directive, California SB 253 – The Climate Corporate Data Accountability Act, California SB 261 – Greenhouse Gases: Climate-Related Financial Risk, the SEC climate disclosure requirements, and various other regulations in our local areas of operation. We also plan to continue to invest in new products, technologies and services to increase operational efficiency, reduce our carbon footprint and reduce GHG emissions. As such, the Board believes that continued focus on reporting and reducing scope 1 and scope 2 emissions intensity, while preparing for new and more stringent regulations, is a better use of the Company’s

10 See https://www.unep.orgB/resources/emissions-gap-report-2023.

resources and more impactful for the environment than diverting substantial time, effort, and resources to comply with this proposal.

* * * *

Considering the Company’s comprehensive CSR program, detailed reporting, and already existing GHG emissions intensity reduction target, the Board believes that adoption of this proposal will dilute, not enhance, our efforts to advance our initiatives that are already underway. Rather than approving a prescriptive and detailed proposal that we believe is not in the best interests of the Company or its shareholders, we would instead invite our shareholders to continue their ongoing dialogue with the Company so that we can continue to ensure strong alignment of our CSR program with shareholder expectations.

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether this proposal is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER INFORMATION

Participation at the Annual Meeting

In order to attend the online-only meeting, you will need to pre-register prior to 10:00 a.m., Eastern Time, on May 2, 2024. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tkr24_vm. Please have your Proxy Card or Notice of the Meeting, containing your 11-digit control number, available and follow the instructions to complete your registration request.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record)

Beneficial shareholders who wish to attend the virtual meeting may pre-register by visiting the website www.cesonlineservices.com/tkr24_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering for the meeting, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting and submitting questions. Shareholders may review the rules of conduct for the virtual meeting or vote during the virtual Annual Meeting by following the instructions available on the meeting website.

Proxy Solicitation

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

How Proxies will be Voted

On the record date of February 20, 2024, we had 70,389,366 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2024 Annual Meeting of Shareholders.

Voting at the Meeting

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR all of the Director nominees as indicated under Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3, FOR Proposal No. 4, and AGAINST Proposal No. 5. The time limits established under our Amended Regulations for Non-Rule 14a-8 Proposals (as defined below) described under “Submission of Shareholder Proposals” also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. We do not know of any matters to be brought before the 2024 Annual Meeting except as indicated in the accompanying Notice of 2024 Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters properly come before the meeting for action that we did not have notice on or prior to February 5, 2024, or that applicable law otherwise permits proxies to vote on a discretionary basis, it is intended that the proxy holders may vote or act thereon in their discretion.

You may revoke your proxy at any time before the 2024 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2024 Annual Meeting of Shareholders. Under Ohio law, our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2024 Annual Meeting of Shareholders.

Submission of Shareholder Proposals

We must receive by November 15, 2024 any proposal of our shareholders intended to be presented at the 2025 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2025 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the 1934 Act. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the 1934 Act in connection with the 2025 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Vice President, General Counsel & Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2025 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2024 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Vice President, General Counsel & Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Shareholders is first made. Our proxy related to the 2025 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 2, 2025. The summaries set forth immediately above are qualified in their entirety by our Amended Regulations and Rule 14a-8.

In addition to satisfying the requirements under our Amended Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the 1934 Act, which notice must be postmarked or transmitted electronically to our Vice President, General Counsel & Secretary at our principal executive offices no later than 60 calendar days prior to the anniversary date of the 2024 Annual Meeting (for the 2025 Annual Meeting, no later than March 4, 2025). However, if the date of the 2025 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made.

General

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2023 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2024, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2023, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to Hansal N. Patel, Vice President, General Counsel & Secretary, The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. The address and share ownership of the shareholder submitting the shareholder proposal on page 92 may be obtained using the contact information above or by calling 234-262-3000.

APPENDIX A

RECONCILIATIONS OF NON-GAAP MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES

(dollars in millions, excluding EPS and Adjusted EPS)

Note: In 2023, the Company began excluding intangible amortization expense from acquisitions in its calculations of adjusted net income, adjusted earnings per share, and adjusted return on invested capital. Amortization expense has grown in recent years due to the large number of acquisitions completed, and the Company believes this change better reflects its core operating earnings and improve comparability. The Company is showing reconciliations of these non-GAAP measures as calculated using the prior methodology (including acquisition intangible amortization), given that performance-based restricted stock unit awards made prior to 2023 utilize this prior methodology in calculating performance.

Reconciliation of Net Income to Adjusted
Net Income (Excluding Acquisition Intangible Amortization) and EBITDA[1]	2023	2022	2021	2020	2019	2018
Net Sales	$4,769.0	$4,496.7	$4,132.9	$3,513.2	$3,789.9	$3,580.8
Net Income Attributable to The Timken Company	394.1	407.4	369.1	284.5	362.1	302.8
Net Income Attributable to The Timken Company as a Percentage of Sales	8.3%	9.1%	8.9%	8.1%	9.6%	8.5%
Adjustments:
Acquisition intangible amortization	65.7	43.9	46.8	47.3	46.7	35.0
Impairment, restructuring and reorganization charges[2]	51.6	39.5	15.1	29.0	9.8	7.1
Corporate pension and other postretirement benefit related expense (income)[3]	20.6	2.9	0.3	18.5	(4.1)	12.8
Acquisition-related charges[4]	31.8	14.8	3.2	3.7	15.5	20.6
Acquisition-related gain[5]	—	—	(0.9)	(11.1)	—	—
Russia-related charges[6]	8.5	15.6	—	—	—	—
Gain (loss) on divestitures and sale of certain assets[7]	(5.2)	(2.9)	—	(0.4)	(4.5)	0.8
Property losses (recoveries) and related expenses[8]	—	—	—	(5.5)	7.6	—
Brazil legal matter	—	—	—	—	1.8	—
Tax indemnification and related matters	—	0.3	0.2	0.5	0.7	1.5
Non-controlling interest of above adjustments	(2.1)	(5.3)	—	(0.1)	(0.5)	(1.3)
Provision for income taxes[9]	(56.9)	(35.9)	(35.0)	(18.2)	(47.2)	(26.1)
Adjusted Net Income	$508.1	$480.3	$398.8	$348.2	$387.9	$353.2
Net income attributable to non-controlling interest	13.9	9.6	12.4	7.9	12.6	2.7
Provision for income taxes (as reported)	122.5	133.9	95.1	103.9	97.7	102.6
Interest expense	110.7	74.6	58.8	67.6	72.1	51.7
Interest income	(9.3)	(3.8)	(2.3)	(3.7)	(4.9)	(2.1)
Depreciation and amortization[10]	200.5	164.0	167.0	164.0	159.9	146.0
Acquisition intangible amortization	(65.7)	(43.9)	(46.8)	(47.3)	(46.7)	(35.0)
Non-controlling interest	2.1	5.3	—	0.1	0.5	1.3
Provision for income taxes[9]	56.9	35.9	35.0	18.2	47.2	26.1
Adjusted EBITDA	$939.7	$855.9	$718.0	$658.9	$726.3	$646.5
Adjusted EBITDA Margin (% of Sales)	19.7%	19.0%

Reconciliation of Diluted EPS to Adjusted EPS
(Excluding Acquisition Intangible Amortization)[1]	2023	2022	2021	2020
Diluted Earnings Per Share (EPS)	$5.47	$5.48	$4.79	$3.72
Adjusted EPS	$7.05	$6.46	$5.18	$4.56
Diluted Shares	72,081,884	74,323,839	77,006,589	76,401,366

Reconciliation of Adjusted Net Operating
Profit After Taxes (ANOPAT) (Excluding Acquisition Intangible Amortization)	2023	2022	2021
Adjusted EBITDA[1,11]	$939.7	$855.9	$718.0
Acquisition intangible amortization	65.7	43.9	46.8
Less: Depreciation and amortization[10]	200.5	164.0	167.0
Adjusted EBIT	804.9	735.8	597.8
Adjusted tax rate	25.5%	25.5%	24.0%
Calculated income taxes	205.2	187.6	143.5
ANOPAT	$599.7	$548.2	$454.3

Reconciliation of Adjusted
Invested Capital (Excluding Acquisition Intangible Amortization)	2023	2022	2021	2020
Total debt	$2,395.9	$1,963.2	$1,464.9	$1,564.6
Less: cash and cash equivalents	418.9	331.6	257.1	320.3
Net debt	1,977.0	1,631.6	1,207.8	1,244.3
Total equity	2,702.4	2,352.9	2,377.7	2,225.2
Invested capital (net debt plus total equity)	4,679.4	3,984.5	3,585.5	3,469.5
Invested capital (two-point average)	$4,332.0	$3,785.0	$3,527.5

Calculation of Return on Adjusted
Invested Capital (Excluding Acquisition Intangible Amortization)[12]	2023	2022	2021
ANOPAT	$599.7	$548.2	$454.3
Invested capital (two-point average)	4,332.0	3,785.0	3,527.5
Return on invested capital	13.8%	14.5%	12.9%

Reconciliation of Free Cash Flow[13]	2023	2022
Net cash provided by operating activities	$545.2	$463.8
Capital expenditure	(187.8)	(178.4)
Free cash flow	$357.4	$285.4

Reconciliation of Net Debt[14]	2023
Short-term debt	$605.6
Long-term debt	1,790.3
Total debt	$2,395.9
Less: Cash and cash equivalents	418.9
Net debt	$1,977.0
Ratio of net debt to adjusted EBITDA	2.1

Reconciliation of Net Income to Adjusted
Net Income (Including Acquisition Intangible Amortization)[1]	2023	2022	2021	2020	2019	2018
Net Sales	$4,769.0	$4,496.7	$4,132.9	$3,513.2	$3,789.9	$3,580.8
Net Income Attributable to
The Timken Company	394.1	407.4	369.1	284.5	362.1	302.8
Net Income Attributable to The Timken
Company as a Percentage of Sales	8.3%	9.1%	8.9%	8.1%	9.6%	8.5%
Adjustments:
Impairment, restructuring and Reorganization charges[2]	51.6	39.5	15.1	29.0	9.8	7.1
Corporate pension and other postretirement benefit related expense (income)[3]	20.6	2.9	0.3	18.5	(4.1)	12.8
Acquisition-related charges[4]	31.8	14.8	3.2	3.7	15.5	20.6
Acquisition-related gain[5]	—	—	(0.9)	(11.1)	—	—
Russia-related charges[6]	8.5	15.6	—	—	—	—
Gain (loss) on divestitures and sales of certain assets[7]	(5.2)	(2.9)	—	(0.4)	(4.5)	0.8
Property losses (recoveries) and related expenses[8]	—	—	—	(5.5)	7.6	—
Brazil legal matter	—	—	—	—	1.8	—
Tax indemnification and related matters	—	0.3	0.2	0.5	0.7	1.5
Non-controlling interest of above adjustments	(2.1)	(5.3)	—	(0.1)	(0.5)	(1.3)
Provision for income taxes[9]	(40.1)	(24.5)	(23.6)	(6.0)	(34.6)	(16.8)
Adjusted Net Income	$459.2	$447.8	$363.4	$313.1	$353.8	$327.5

Reconciliation of Diluted EPS to Adjusted EPS
(Including Acquisition Intangible Amortization)[1]	2023	2022	2021	2020	2019	2018
Diluted Earnings Per Share (EPS)	$5.47	$5.48	$4.79	$3.72	$4.71	$3.86
Adjusted EPS	$6.37	$6.02	$4.72	$4.10	$4.60	$4.18
Diluted Shares	72,081,884	74,323,839	77,006,589	76,401,366	76,896,565	78,337,481

Reconciliation of Adjusted Net Operating
Profit After Taxes (ANOPAT) (Including Acquisition Intangible Amortization)	2023	2022	2021	2020	2019	2018
Adjusted EBITDA1. 11	$939.7	$855.9	$718.0	$658.9	$726.3	$646.5
Less: Depreciation and amortization[10]	200.5	164.0	167.0	164.0	159.9	146.0
Adjusted EBIT	739.2	691.9	551.0	494.9	566.4	500.5
Adjusted tax rate	25.5%	25.5%	24.0%	25.5%	26.5%	26.5%
Calculated income taxes	188.5	176.4	132.2	126.2	150.1	132.6
ANOPAT	$550.7	$515.5	$418.8	$368.7	$416.3	$367.9

Reconciliation of Adjusted
Invested Capital (Including Acquisition Intangible Amortization)	2023	2022	2021	2020	2019	2018	2017
Total debt	$2,395.9	$1,963.2	$1,464.9	$1,564.6	$1,730.1	$1,681.6	$962.3
Total equity	2,702.4	2,352.9	2,377.7	2,225.2	1,954.8	1,642.7	1,474.9
Invested capital (total debt plus total equity)	5,098.3	4,316.1	3,842.6	3,789.8	3,684.9	3,324.3	2,437.2
Invested capital (two-point average)	$4,707.2	$4,079.4	$3,816.2	$3,737.4	$3,504.6	$2,880.8

Calculation of Return on Adjusted
Invested Capital (Including Acquisition Intangible Amortization)[12]	2023	2022	2021	2020	2019	2018
ANOPAT	$550.7	$515.5	$418.8	$368.7	$416.3	$367.9
Invested capital (two-point average)	4,707.2	4,079.4	3,816.2	3,737.4	3,504.6	2,880.8
Return on invested capital	11.7%	12.6%	11.0%	9.9%	11.9%	12.8%

1 Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that non-GAAP measures of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

2 Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets; and (v) related depreciation and amortization. Impairment, restructuring and reorganization charges for 2023 included $28.3 million related to the impairment of goodwill. Impairment, restructuring and reorganization charges for 2022 included $29.3 million related to the sale of Timken Aerospace Drives Systems, LLC. The Company re-assesses its operating footprint and cost structure periodically and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

3 Corporate pension and other postretirement benefit related expense (income) primarily represents actuarial losses and (gains) that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions. The Company recognizes actuarial losses and (gains) through earnings in connection with the annual remeasurement in the fourth quarter, or on an interim basis if specific events trigger a remeasurement. Corporate pension and other postretirement benefit related expense (income) also includes curtailments.

4 Acquisition-related charges represent deal-related expenses associated with completed transactions and certain unsuccessful transactions, as well as any resulting inventory step-up impact.

5 The acquisition-related gain represents a bargain purchase price gain on the acquisition of the assets of Aurora Bearing Company that closed on November 30, 2020.

6 Russia-related charges include impairments or allowances recorded against certain property, plant and equipment, inventory and trade receivables to reflect the current impact of Russia's invasion of Ukraine (and associated sanctions) on the Company's operations. In addition to impairments and allowances recorded, the Company recorded a loss on the divestiture of its TimkenRus Service Company ooo business during the third quarter of 2022.

7 Represents the net gain (loss) resulting from divestitures and the sale of certain assets.

8 Property (recoveries) losses and related expenses represent property loss and related expenses during the periods presented (net of insurance recoveries received) that occurred during the first quarter of 2019 at one of the Company's warehouses in Knoxville, Tennessee and during the third quarter of 2019 at one of the Company's warehouses in Yantai, China.

9 Provision for income taxes includes the net tax impact on pre-tax adjustments (listed above), the impact of discrete tax items recorded during the respective periods as well as other adjustments to reflect the use of one overall effective tax rate on adjusted pre-tax income.

10 Depreciation and amortization shown excludes depreciation recognized in reorganization charges, if any.

11 See page A-1 for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure.

12 The Company uses ANOPAT/Average Invested Capital as a non-GAAP ratio that indicates return on invested capital (ROIC), which is useful to investors as a measure of return on their investment.

13 Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

14 Management believes Net Debt and the Ratio of Net Debt to Adjusted EBITDA are important measures of the Company's financial position, due to the amount of cash and cash equivalents on hand.

APPENDIX B

THE TIMKEN COMPANY

2019 EQUITY AND INCENTIVE COMPENSATION PLAN

(AMENDED AND RESTATED AS OF MAY 3, 2024)

1.     Purpose. The purpose of this Plan is to permit award grants to Participants as incentives and rewards for service and/or performance.

2.     Definitions. As used in this Plan:

(a)     “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)     “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)     “Board” means the Board of Directors of the Company.

(d)     “Cash Incentive Award” means a cash award granted pursuant to Section 9 of this Plan.

(e)     “Change in Control” has the meaning set forth in Section 13 of this Plan.

(f)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)     “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan. In addition, the Board may act on behalf of the Committee with respect to the terms of this Plan regarding any awards granted to non-employee Directors under this Plan.

(h)     “Common Shares” means the common shares, without par value, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(i)     “Company” means The Timken Company, an Ohio corporation, and its successors.

(j)     “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, Deferred Shares or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k)     “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations, as provided in Section 8 of this Plan.

(l)      “Deferred Shares” means an award made pursuant to Section 8 of this Plan of the right to receive Common Shares at the end of the applicable Deferral Period.

(m)    “Director” means a member of the Board.

(n)     “Effective Date” means May 10, 2019.

(o)     “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)     “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r)     “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(s)     “Market Value per Share” means, as of any particular date, the price per Common Share under the fair market value pricing method adopted by the Committee (provided such method is in compliance with the fair market value pricing rules set forth in Section 409A of the Code), which pricing method may include (but is not limited to) the closing price, opening price or average price of a Common Share as reported for the particular date on the New York Stock Exchange (or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed), or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value of the Common Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t)      “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)     “Option Price” means the purchase price payable on exercise of an Option Right.

(v)     “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(w)    “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (iii) a consultant to the Company or a Subsidiary, or (iv) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee; provided, however, that no person may be selected by the Committee as a Participant unless such person satisfies the Form S-8 definition of an “employee.”

(x)     “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 9 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(y)     “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 9 of this Plan.

(z)     “Performance Unit” means a bookkeeping entry awarded pursuant to Section 9 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa)   “Plan” means this The Timken Company 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective as of the Amendment and Restatement Date, as described in Section 21.

(bb)   “Predecessor Plans” means The Timken Company 2011 Long-Term Incentive Plan and The Timken Company Long-Term Incentive Plan, in each case including as amended or amended and restated from time to time.

(cc)   “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(dd)   “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(ee)    “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ff)     “Shareholder” means an individual or entity that owns one or more Common Shares.

(gg)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(hh)    “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ii)      “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.     Shares Available Under this Plan.

(a)     Maximum Shares Available Under this Plan. Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for (i) Option Rights or Appreciation Rights, (ii) Restricted Shares, (iii) Restricted Stock Units, (iv) Deferred Shares, (v) Performance Shares or Performance Units, (vi) awards contemplated by Section 10 of this Plan, or (vii) dividend equivalents, will not exceed in the aggregate (x) 14,500,000 Common Shares (consisting of 10,000,000 Common Shares that were approved by the Shareholders in 2019 and 4,500,000 Common Shares to be approved by the Shareholders in 2024), plus (y) the Common Shares that are subject to awards granted under this Plan or the Predecessor Plans that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b)     Share Counting Rules.

(i)     Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a) of this Plan will be reduced by (A) one Common Share for every one Common Share subject to an Option Right or Appreciation Right granted under this Plan, and (B) 3.50 Common Shares for every one Common Share subject to an award other than an Option Right or Appreciation Right granted under this Plan.

(ii)     Except as provided in Section 23 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a) above.

(iii)    If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iv)    Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate number of Common Shares available under Section 3(a) of this Plan.

(v)     Any Common Share that becomes available under this Plan under this Section 3(b) will be added back as (A) one Common Share if such Common Share was subject to an Option Right or Appreciation Right granted under this Plan or an option right or a stock appreciation right granted under a Predecessor Plan, and (B) as 3.50 Common Shares if such Common Share was subject to an award granted under this Plan other than an Option Right or an Appreciation Right (or was subject to an award other than an option right or a stock appreciation right granted under a Predecessor Plan).

(vi)    If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a) of this Plan.

(c)     Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 14,500,000 Common Shares.

(d)     Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured as of the Date of Grant as applicable and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $650,000.

(e)     Minimum Vesting Requirements. Notwithstanding anything in this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan shall have a minimum vesting or performance period of at least one year; provided, however, that, notwithstanding the foregoing, an aggregate of up to 5% of the maximum number of Common Shares available for awards under this Plan as provided for in Section 3 of this Plan, as may be adjusted under Section 12 of this Plan, may be used for awards that do not comply with such minimum vesting requirements at the time of the grant. Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from (i) providing for continued vesting or accelerated vesting for any award under the Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (ii) exercising its authority under Section 19(c) at any time following the grant of an award.

4.     Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)    Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)    Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)    To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest.

(f)    Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)    Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)    No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)    Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)    Each grant of Option Rights will have an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.     Appreciation Rights.

(a)     The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)     Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)     Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)    Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest.

(iii)    Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)    Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)     Each grant of Appreciation Rights will have an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)    Also, regarding Appreciation Rights:

(i)     Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)     No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.     Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(f) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)    Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)    Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e)     Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f)     Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.

(g)     Each grant or sale of Restricted Shares will have an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.     Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)     Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)     Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)     During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(d)     Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(e)     Each grant or sale of Restricted Stock Units will have an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.     Deferred Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Deferred Shares to

Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)     Each such grant or sale will constitute the agreement by the Company to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Deferral Period as the Committee may specify.

(b)     Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)     Each such grant or sale will provide that the Deferred Shares covered by such grant or sale will be subject to a Deferral Period to be determined by the Committee on the Date of Grant or until Management Objectives are achieved.

(d)     During the Deferral Period, the Participant will have no right to transfer any rights under his or her award, will have no rights of ownership in the Deferred Shares and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Deferred Shares on a deferred and contingent basis, either in cash or in additional Deferred Shares; provided, however, that dividend equivalents or other distributions on Deferred Shares will be deferred until and paid contingent upon the earning and vesting of such Deferred Shares.

(e)     Each grant or sale of Deferred Shares will have an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(f)     Each grant or sale of Deferred Shares will specify the time and manner of payment of the Deferred Shares that have been earned.  Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

9.     Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)     Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)     The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee.

(c)     Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)     Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)     The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)     Each grant of a Cash Incentive Award, Performance Shares or Performance Units will have an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

10.   Other Awards.

(a)     Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee determines.

(b)     Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c)     The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)     The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 10 will be deferred until and paid contingent upon the earning and vesting of such awards.

(e)     Each grant of an award under this Section 10 will have an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

11.    Administration of this Plan.

(a)     This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)     The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)     To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that: (i) the Committee will not delegate such authority to any such officer(s) for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; (ii) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (iii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

12.    Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in

Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the Person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13.   Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, “Change in Control” means the occurrence of any of the following events:

(a)     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (i) the then-outstanding Common Shares or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c); or

(b)     individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)     consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)     approval by the Shareholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any award under the Plan that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such award unless such event would also constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets of” the Company under Section 409A of the Code.

14.   Detrimental Activity and Recapture Provisions.

(a)     Awards granted under this Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and applicable sections of any Evidence of Award to which this Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under the Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

(b)     Otherwise, any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

15.    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

16.   Transferability.

(a)     Except as otherwise determined by the Committee, and subject to compliance with Section 18(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Share, Restricted Stock Unit, Deferred Share, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)     The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

17.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other Person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 17 exceed the maximum amount of taxes that could be required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18.   Compliance with Section 409A of the Code.

(a)     To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)     Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)     If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)     Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)     Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19.    Amendments.

(a)     The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 12 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)     Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Shareholders.

(c)     If permitted by Section 409A of the Code, but subject to Section 19(d), notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Deferred Shares as to which the Deferral Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 10 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time when such Deferral Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)     Subject to Section 19(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 12 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

21.    Effective Date/Termination. The Timken Company 2019 Equity and Incentive Compensation Plan was effective as of the Effective Date. This 2024 amendment and restatement of The Timken Company 2019 Equity and Incentive Compensation Plan will be effective as of the date on which such amendment and restatement is approved by the Shareholders (the “Amendment and Restatement Date”). No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans continued following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a) of this Plan pursuant to the share counting rules of this Plan).

22.    Miscellaneous Provisions.

(a)     The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)     This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)     Except with respect to Section 22(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)     No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)     Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)     No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g)     The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)     Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)     If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

23.    Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)     Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted shares, restricted stock units, deferred shares or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)     In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)     Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 23(a) or 23(b) of this Plan, will be added to the aggregate limit contained in Section 3(a) of this Plan.

4.2M 03-15:30 Order No. 11602 | Timken® is a registered trademark of The Timken Company | © 2024 The Timken Company | Printed in the U.S.A.

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230	Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touchtone phone, and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Internet Access the Internet site and cast your vote: www.cesvote.com	QR Code Scan with a mobile device	Telephone Call Toll-Free: 1-888-693-8683	Mail Return your proxy card/voting instruction form in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week! If you vote by telephone or Internet, please do NOT send your proxy by mail.

    Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.

The Timken Company	proxy / voting instruction card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints John M. Timken, Jr.; Richard G. Kyle; and Hansal N. Patel; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held online at http://www.cesonlineservices.com/tkr24_vm, on May 3, 2024, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ employee share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

Notice Of Annual Meeting Of Shareholders

May 3, 2024 at 10:00 a.m.

http://www.cesonlineservices.com/tkr24_vm

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

The Timken Company	proxy / voting instruction card

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.

1.	Election of ten Directors to serve for a term of one year:
Nominees:	(01)	Maria A. Crowe	(02)	Elizabeth A. Harrell	(03)	Richard G. Kyle	(04)	Sarah C. Lauber
	(05)	Christopher L. Mapes	(06)	James F. Palmer	(07)	Ajita G. Rajendra	(08)	Frank C. Sullivan
	(09)	John M. Timken, Jr.	(10)	Ward J. Timken, Jr.
☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above
To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Approval, on an advisory basis, of our named executive officer compensation.
☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2024.
☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	Approval of the amendment and restatement of The Timken Company 2019 Equity and Incentive Compensation Plan.
☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 5.

5.	Consideration of a shareholder proposal requesting that The Timken Company adopt independently-verified short- and medium-term science-based greenhouse gas emissions reduction targets, inclusive of emissions from its full value chain, in order to achieve net-zero emissions by 2050 in line with the Paris Agreement’s goal of limiting global temperature rise to 1.5 degrees Celsius.
☐	FOR	☐	AGAINST	☐	ABSTAIN
☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.